Filed pursuant to Rule 424(b)(3)
Registration No. 333-195292

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 3, DATED NOVEMBER 22, 2016, TO PROSPECTUS DATED JUNE 30, 2016

This prospectus supplement, dated November 22, 2016 (“Supplement No. 3”) is part of the prospectus of Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company,” “we,” “us” or “our”), dated June 30, 2016 (the “Prospectus”), as supplemented by Supplement No. 1, dated July 22, 2016 (“Supplement No. 1”), and Supplement No. 2, dated August 31, 2016 (“Supplement No.2”). This Supplement No. 3 supplements, modifies or supersedes certain information contained in the Prospectus and Supplements No. 1 and No. 2, and must be read in conjunction with the Prospectus and Supplements No. 1 and No. 2. This Supplement No. 3 forms a part of, and must be accompanied by, the Prospectus and Supplements No. 1 and No. 2.

The primary purposes of this Supplement No. 3 are to:

1.	provide our estimated net asset value (“NAV”) and resulting estimated NAV per share of commons stock, or Common Shares, both as of September 30, 2016;

2.	provide an update on the status of our initial public offering;

3.	provide an update on our specific investments;

4.	communicate that our board of directors has determined no change is currently necessary to our offering price of $10.00 per share under our primary offering; and

5.	attach as Annex A to this Supplement No. 3 our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed with the Securities and Exchange Commission on November 14, 2016 (excluding the exhibits thereto).

Status of the Offering

We commenced our best efforts initial public offering of up to 30.0 million shares of common stock, or Common Shares (excluding shares to be issued under the distribution reinvestment plan, or DRIP), on July 15, 2014. On December 11, 2014, we satisfied the general escrow conditions of our public offering of common stock. On such date, we received and accepted aggregate subscriptions in excess of 200,000 Common Shares, broke general escrow and issued Common Shares to our initial investors. On January 6, 2015, we received and accepted aggregate subscriptions in excess of $2.5 million of common stock, the minimum offering amount needed in order to release from escrow proceeds received from New York residents and issue Common Shares to such investors. On July 15, 2015, we received and accepted aggregate subscriptions in excess of $15.0 million of common stock, the minimum offering amount needed in order to release from escrow proceeds received from Pennsylvania residents and issue Common Shares to such investors. Because we did not receive aggregate subscriptions in excess of $20.0 million of common stock from Tennessee investors within one year from the effective date of this offering, the escrow agent refunded Tennessee investors’ funds, together with any interest earned on their investments. On August 17, 2015, the Securities Division of the Department of Commerce and Insurance of the State of Tennessee rescinded the minimum aggregate closing amount for Tennessee investors and we are now accepting subscriptions from Tennessee residents.

We initially expected to offer the Common Shares offered in our primary offering over a two-year period, or until July 15, 2016. However, because we had not sold all the Common Shares offered in our primary offering within two years, we will continue the primary offering for an additional year, until July 15, 2017, provided that the offering will be terminated if all 30.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to the DRIP for sale in our primary offering).

Shares Currently Available for Sale

As of September 30, 2016, we had received aggregate gross proceeds of $98.2 million from the sale of approximately 10.1 million Common Shares in our primary offering (including approximately 222,222 Common Shares at a purchase price of $9.00 per Common Share, for an aggregate subscription amount of $2.0 million, to an entity 100% owned by David Lichtenstein, who also owns a majority interest in our sponsor). Through September 30, 2016, we have also issued approximately 145,100 Common Shares under our DRIP. As of September 30, 2016, there were approximately 10.1 million Common Shares outstanding, including shares issued under the DRIP. As of September 30, 2016, there were approximately 19.9 million Common Shares available for sale, excluding shares available under our DRIP.

PROSPECTUS UPDATES

Cover Page

The second paragraph on the cover page of the Prospectus is hereby deleted and replaced with the following:

“We are offering up to 30.0 million shares of our common stock, $0.01 par value per share, or Common Shares, in our primary offering on a “best efforts” basis through Orchard Securities, LLC, our dealer manager. “Best efforts” means that our dealer manager is not obligated to purchase any specific number or dollar amount of Common Shares. We offered our Common Shares at an initial offering price of $10.00 per Common Share in our primary offering. On June 30, 2016, we adjusted our offering price to $9.50 per Common Share in our primary offering, which was equal to our estimated net asset value, or NAV, per Common Share as of March 31, 2016, and effective July 25, 2016, our offering price was adjusted to $10.00 per Common Share in our primary offering, which was equal to the estimated NAV per Common Share as of June 30, 2016. On November 14, 2016, we determined our offering price would remain unchanged at $10.00 per Common Share in our primary offering, which is equal to the estimated NAV per Common Share as of September 30, 2016.”

Prospectus Summary

The first paragraph on page 26 of the Prospectus underneath the question “What kind of offering is this?” is hereby deleted and replaced with the following:

“We are offering up to 30.0 million Common Shares on a “best efforts” basis at an initial price of $10.00 per share. On June 30, 2016, we adjusted our offering price to $9.50 per Common Share in our primary offering, which was equal to the NAV per Common Share as of March 31, 2016, and effective July 25, 2016, our offering price was adjusted to $10.00 per Common Share in our primary offering, which was equal to the NAV per Common Share as of June 30, 2016. On November 14, 2016, we determined our offering price would remain unchanged at $10.00 per Common Share in our primary offering, which is equal to the estimated NAV per Common Share as of September 30, 2016. Volume discounts are available to investors who purchase more than $1,500,000 in Common Shares through the same broker-dealer. Discounts also are available for certain categories of purchaser, as described under “Plan of Distribution — Common Shares Purchased by Affiliates, Friends, Institutional Investors and Participating Broker-Dealers.” We also are offering up to 10.0 million Common Shares pursuant to our DRIP. The offering price per Common Share under our DRIP initially will be $9.50, which is 95% of the initial offering price in the primary offering. Beginning with the NAV pricing date, the offering price for Common Shares in our primary offering and under our DRIP are based on the applicable NAV per Common Share. We will file a post-effective amendment to this registration statement to reflect any change in the offering price that is more than 20% higher or lower than our initial offering price of $10.00 per share under our primary offering. We reserve the right to reallocate the Common Shares we are offering between the primary offering and our DRIP.”

Risk Factors

The Risk Factor captioned “On May 13, 2016, our board of directors established our estimated NAV per share of $9.50 as of March 31, 2016. We currently expect that our advisor will estimate our NAV on a quarterly basis, but our advisor will estimate our NAV on at least an annual basis, and such estimated NAV per share may be lower than the purchase price you pay for Common Shares in this offering. The estimated NAV per share may not be an accurate reflection of the fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved or completed a merger or other sale of our Company.” on page 38 of the Prospectus is hereby deleted and replaced with the following:

“On November 14, 2016, our board of directors established our most current estimated NAV per share as of September 30, 2016. We currently expect that our advisor will estimate our NAV on a quarterly basis, but our advisor will estimate our NAV on at least an annual basis, and such estimated NAV per share may be lower than the purchase price you pay for Common Shares in this offering. The estimated NAV per share may not be an accurate reflection of the fair value of our assets and liabilities and likely will not represent the amount of net proceeds that would result if we were liquidated or dissolved or completed a merger or other sale of our Company.

Recent amendments to rules promulgated by FINRA required us to disclose an estimated NAV per share of our Common Shares no later than May 10, 2017, which would have been 150 days following the second anniversary of the date on which we broke escrow in this offering. On May 13, 2016, our board of directors established our initial estimated NAV per share as of March 31, 2016 and on November 14, 2016, our board of directors established our most current estimated NAV per Common Share as of September 30, 2016. We currently expect that our advisor will estimate our NAV on a quarterly basis, but our advisor will estimate our NAV on at least an annual basis. Our board of directors may determine to modify the offering price, including the price at which the shares are offered pursuant to the DRIP, to reflect the most current estimated NAV per share. Pursuant to an amendment to NASD Rule 2340 that took effect on April 11, 2016, if we had not yet disclosed an estimated NAV per share before the amended rule took effect, then our stockholders’ customer account statements would have reported the value of our Common Shares using the “net investment method.” Under this method, the statement amount for an investment in Common Shares would have been equal to the gross offering price less organization and offering expenses (including selling commissions, dealer manager fees and issuer costs) that are paid from gross proceeds of this offering.”

ESTIMATION OF NAV AND SUBORDINATED PARTICIPATION INTERESTS

The section titled “ESTIMATION OF NAV AND SUBORDINATED PARTICIPATION INTERESTS” on page 81 – 90 of the Prospectus is hereby deleted and replaced with the following:

“In October 2014, the SEC approved amendments to FINRA Rule 2310 and NASD Rule 2340 to modify the requirements relating to the inclusion of per share estimated value for non-traded REITs in customer account statements. Pursuant to these rules, our stockholders’ customer account statements were required to include an estimated value of our Common Shares by April 2016 using one of two methods: the ‘‘net investment method’’ or the ‘‘appraised value method.’’ We opted to implement the appraised value method, as described in further detail below.

Unless and until our Common Shares are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop. We currently expect that our advisor will estimate our NAV on a quarterly basis, but our advisor will estimate our NAV on at least an annual basis. Our board of directors will review and approve each estimate of NAV. These estimates will not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. For a description of how we determine our NAV per Common Share, please refer to ‘‘Estimated NAV and NAV per Share’’ below.

Subordinated Participation Interests

The special limited partner, which is majority owned by Mr. Lichtenstein, has committed to make a significant subordinated equity investment in the Company of up to $36.0 million, which is equivalent to 12.0% of the $300.0 million maximum offering amount. Specifically, the special limited partner has committed to purchase subordinated participation interests quarterly in an amount equal to the product of (i) $10.00 minus the then-current estimated NAV per share, multiplied by (ii) the number of shares outstanding. The proceeds of the sale of the subordinated participation interests will be used to increase the cash available for investment in properties or, if the special limited partner elects to contribute interests in real property of equivalent value to purchase subordinated participation interests, to increase the Company’s assets. The special limited partner’s obligation will continue until the earlier of: (i) the termination of this offering; (ii) the special limited partner’s purchase of an aggregate of $36.0 million of subordinated participation interests and (iii) the Company’s receipt of gross offering proceeds of $300.0 million. The special limited partner may elect to purchase subordinated participation interests for cash or may contribute interests in real property of equivalent value. The contribution will have the effect of increasing our NAV per share until holders of our Common Shares have received distributions from our operating partnership equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 6.0% on their respective net investments. We cannot guarantee that holders of our Common Shares will receive the foregoing cumulative, pre-tax, non-compounded annual return.

Distributions from our operating partnership in connection with our liquidation initially will be made to us (which we will distribute to holders of our Common Shares), until holders of our Common Shares have received liquidation distributions from our operating partnership equal to their respective net investments plus a cumulative, pre-tax, non-compounded annual return of 6.0% on their respective net investments. Thereafter, the special limited partner will be entitled to receive liquidation distributions from our operating partnership until it has received liquidation distributions from our operating partnership equal to its net investment plus a cumulative, pre-tax, non-compounded annual return of 6.0% on its net investment. Thereafter, 85.0% of the aggregate amount of any additional liquidation distributions by our operating partnership will be payable to us (which we will distribute to holders of our Common Shares), and the remaining 15.0% will be payable to the special limited partner. As a result, the amount of the liquidation distributions to the special limited partner might be substantial.

The below table illustrates the amount of subordinated participation interests to be purchased by the special limited partner in three hypothetical scenarios: (i) a 20% decrease in the value of our assets, (ii) no change in the value of our assets and (iii) a 20% increase in the value of our assets, all before the purchase of subordinated participation interests. The table assumes that we sell the maximum of 30.0 million Common Shares in this offering, in each case at an offering price of $10.00 per share, and does not give effect to special sales or volume discounts which could reduce selling commissions or dealer manager fees. Thus, the ‘‘no change’’ column below reflects estimated NAV of $264.0 million before the purchase of subordinated participation interests ($300.0 million in gross proceeds from our primary offering less $36.0 million in selling commissions, dealer manager fees and other organization and offering expenses). The below table contains a number of assumptions, and the estimated NAV amounts presented in the table are shown for illustrative purposes only. For example, as of November 7, 2016, we had received aggregate gross proceeds of $104.3 million from the sale of approximately 10.6 million Common Shares in our initial public offering, which is significantly less than the maximum offering amount used in the below table.

HYPOTHETICAL CALCULATION OF NAV

(these calculations do not represent the NAV of the company)

	Change in Asset Value
	20% Decrease	No Change	20% Increase
Estimated NAV prior to purchase of subordinated participation interests	$211,200,000	$264,000,000	$316,800,000
Common Shares outstanding	30,000,000	30,000,000	30,000,000
Estimated NAV per Common Share	$7.04	$8.80	$10.56
Amount of subordinated participation interests purchased by special limited partner	$36,000,000	$36,000,000	$-
Estimated NAV per Common Share after purchase of subordinated participation interests	$8.24	$10.00	$10.56

The special limited partner has committed to purchase up to $36.0 million of subordinated participation interests with the intention of maintaining an estimated per share NAV of $10.00 or greater. As reflected in the above table, the special limited partner will have no obligation to purchase subordinated participation interests in a given quarter if the estimated per share NAV for that quarter is equal to or greater than $10.00. Moreover, there is no assurance that estimated per share NAV will be $10.00 or greater, even after taking the special limited partner’s purchase of subordinated participation interests into account. In the calculation of our estimated NAV, the special limited partner’s subordinated participation interests will not be allocated any value until our estimated NAV exceeds the aggregate amount of gross proceeds received from investors plus a cumulative, pre-tax non-compounded annual return of 6.0%. If our estimated NAV exceeds the aggregate amount of gross proceeds received from investors plus a cumulative, pre-tax non-compounded annual return of 6.0%, then the value of any subordinated participation interests held by our special limited partner will be subtracted from the value of our net assets when our board of directors estimates the NAV. The value of the subordinated participation interests could be substantial, which could result in a significant decrease in our per share NAV.

Estimated NAV and NAV per Share

On November 14, 2016, our board of directors approved our estimated NAV of approximately $101.4 million and resulting estimated NAV per share of $10.00, both as of September 30, 2016 and both after the special limited partner’s purchase of subordinated participation interests. Through September 30, 2016, the special limited partner made cash purchases of subordinated participation interests totaling $12.1 million. In the calculation of our estimated NAV, an approximately $1.6 million allocation of value was made to the special limited partner’s subordinated participation interests representing the amount by which the estimated NAV per share would have exceeded an aggregate $10.00 price per share plus a cumulative, pre-tax non-compounded annual return of 6.0% as of September 30, 2016. Accordingly, the net portion of the NAV attributable to the special limited partner’s cash purchases of subordinated participation interests was approximately $10.5 million as of September 30, 2016.

Process and Methodology

Our advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our NAV, which we currently expect will be done on a quarterly basis for as long as the special limited partner’s obligation to purchase subordinated participation interests continues and thereafter, will be done on at least an annual basis unless and until our Common Shares are approved for listing on a national securities exchange. Our board of directors will review and approve each estimate of NAV.

Our estimated NAV per share as of September 30, 2016 was calculated with the assistance of both our advisor and Marshall & Stevens Incorporated (‘‘M&S’’), an independent third-party valuation engaged by us to assist with the valuation of our assets, liabilities and any allocations of value to the special limited partner. The advisor recommended and the board of directors established the estimated NAV per share as of September 30, 2016 based upon the analyses and reports provided by the advisor and M&S. The process for estimating the value of our assets and liabilities is performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, ‘‘Valuation of Publicly Registered Non-Listed REITs.’’ We believe that our valuations were developed in a manner reasonably designed to ensure their reliability.

The engagement of M&S with respect to our NAV per share as of September 30, 2016 was approved by our board of directors, including all of our independent directors. M&S has extensive experience in conducting asset valuations, including valuations of commercial real estate, debt, properties and real estate- related investments.

With respect to our NAV per share as of September 30, 2016, M&S prepared appraisal reports (the ‘‘M&S September 2016 Appraisal Reports’’), summarizing key inputs and assumptions, on the eight properties (the ‘‘M&S Appraised Properties’’) in which we held ownership interests as of September 30, 2016. M&S also prepared a NAV report (the ‘‘September 2016 NAV Report’’) which estimated the NAV per share as of September 30, 2016. The September 2016 NAV Report relied upon the M&S September 2016 Appraisal Reports for the M&S Appraised Properties, M&S’s estimated value of our mortgage notes payable, and the advisor’s estimate of the value of our cash and cash equivalents, other assets, due to related parties, other liabilities and allocations of value to the subordinated participation interests, to calculate estimated NAV per share, all as of September 30, 2016.

The table below sets forth the calculation of our estimated NAV and resulting estimated NAV per share as of September 30, 2016 compared to June 30, 2016 and March 31, 2016.

Dollar and share amounts are presented in thousands, except per share data.
	As of September 30, 2016		As of June 30, 2016		As of March 31, 2016
	Value	Per Share	Value	Per Share	Value	Per Share

Net Assets:
Assets:
Real Estate Properties	$139,000	$13.71	$75,567	$10.89	$56,775	$9.87
Non-Real Estate Assets:
Cash and cash equivalents	10,638		10,998		9,337
Due from related parties	4		-		-
Other assets	2,575		3,949		1,093
Total non-real estate assets	13,217	1.30	14,947	2.15	10,430	1.81
Total Assets	152,217	15.01	90,514	13.04	67,205	11.68
Liabilities:
Mortgages payable	(45,370)		-		-
Revolving promissory notes payable - related party	-		(16,200)		(10,055)
Due to related parties	-		(198)		(247)
Other liabilities	(3,883)		(3,190)		(2,236)
Total liabilities	(49,253)	(4.86)	(19,588)	(2.82)	(12,538)	(2.18)

Allocation of value to Special Limited Partner's Subordinated Participation Interests	(1,594)	(0.15)	(1,536)	(0.22)	-	-

Adjusted NAV after giving effect to Special Limited Partner's Purchases of Subordinated Participation Interests	$101,370	$10.00	$69,390	$10.00	$54,667	$9.50

Shares of Common Stock Outstanding	10,137		6,939		5,751

NAV attributable to Special Limited Partner's Cash Purchase of Subordinated Participation Interests	$10,497	$1.04	$9,555	$1.38	$4,643	$0.81

NAV without Special Limited Partner's Cash Purchases of Subordinated Participation Interests	$90,873	$8.96	$59,835	$8.62	$50,024	$8.69

Use of Independent Valuation Firm:

As discussed above, our advisor is responsible for calculating our NAV. In connection with determining our NAV, our advisor may rely on the material assistance or confirmation of a third-party valuation expert or service. In this regard, M&S was selected by our board of directors to assist our advisor in the calculation of our estimated NAV and resulting estimated NAV per share as of September 30, 2016. M&S’s services included appraising the M&S Appraised Properties and preparing the September 2016 NAV Report. M&S is engaged in the business of appraising commercial real estate properties and is not affiliated with us or the advisor. The compensation we paid to M&S was based on the scope of work and not on the appraised values of our real estate properties. The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation. The M&S September 2016 Appraisal Reports were reviewed, approved, and signed by an individual with the professional designation of MAI licensed in the state where each real property is located. The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing its reports, M&S did not, and was not requested to; solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us.

M&S collected reasonably available material information that it deemed relevant in appraising these real estate properties. M&S relied in part on property-level information provided by the advisor, including (i) property historical and projected operating revenues and expenses; and (ii) information regarding recent or planned capital expenditures.

In conducting their investigation and analyses, M&S took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although M&S reviewed information supplied or otherwise made available by us or the advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. M&S assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with M&S were reasonably prepared in good faith on bases reflecting the then best currently available estimates and judgments of our management, our board of directors, and/or the advisor. M&S relied on us to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

In performing its analyses, M&S made numerous other assumptions as of various points in time with respect to industry performance, general business, economic, and regulatory conditions, and other matters, many of which are beyond their control and our control. M&S also made assumptions with respect to certain factual matters. For example, unless specifically informed to the contrary, M&S assumed that we have clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no significant deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density, or shape are pending or being considered. Furthermore, M&S’s analyses, opinions, and conclusions were necessarily based upon market, economic, financial, and other circumstances and conditions existing as of or prior to the date of the M&S September 2016 Appraisal Reports, and any material change in such circumstances and conditions may affect M&S’s analyses and conclusions. The M&S June 2016 Appraisal Reports contain other assumptions, qualifications, and limitations that qualify the analyses, opinions, and conclusions set forth therein. Furthermore, the prices at which our real estate properties may actually be sold could differ from M&S’s analyses.

M&S is actively engaged in the business of appraising commercial real estate properties similar to those owned by us in connection with public security offerings, private placements, business combinations, and similar transactions. We do not believe that there are any material conflicts of interest between M&S, on the one hand, and us, the Sponsor, the advisor, and our affiliates, on the other hand. Our advisor engaged M&S on behalf of our board of directors to deliver their reports to assist in the NAV calculation as of September 30, 2016 and M&S received compensation for those efforts. In addition, we agreed to indemnify M&S against certain liabilities arising out of this engagement. M&S has previously assisted in our prior NAV calculations and has also been engaged by us for certain valuation services with respect to our acquisitions. M&S may from time to time in the future perform other services for us and our Sponsor or other affiliates of the Sponsor, so long as such other services do not adversely affect the independence of M&S.

Although M&S considered any comments received from us and the advisor relating to their reports, the final appraised values of the M&S Appraised Properties were determined by M&S. The reports were addressed to our board of directors to assist our board of directors in calculating an estimated value per share of our common stock as of September 30, 2016. The reports were not addressed to the public, may not be relied upon by any other person to establish an estimated value per share of our common stock, and do not constitute a recommendation to any person to purchase or sell any shares of our common stock.

Our goal in calculating our estimated NAV is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports. The following is a summary of our valuation methodologies used to value our assets and liabilities by key component:

Real Estate Properties: We have ownership interests in real estate properties (collectively, the ‘‘Real Estate Properties’’). As of September 30, 2016, on a collective basis, we wholly owned and consolidated the operating results and financial condition of eight hospitality properties, or select services hotels, containing a total of 919 rooms.

As described above, we engaged M&S to provide an appraisal of the M&S Appraised Properties, which consisted of the five hospitality properties in which we held ownership interests as of September 30, 2016. In preparing the appraisal reports, M&S, among other things:

•	performed a site visit of each property in connection with this assignment or other assignments;
•	interviewed our officers or the advisor’s personnel to obtain information relating to the physical condition of each appraised property, including known environmental conditions, status of ongoing or planned property additions and reconfigurations, and other factors for such leased properties; and
•	reviewed the acquisition criteria and parameters used by real estate investors for properties similar to the subject properties, including a search of real estate data sources and publications concerning real estate buyer’s criteria, discussions with sources deemed appropriate, and a review of transaction data for similar properties.

M&S employed the income approach and the sales comparison approach to estimate the value of the appraised properties. The income approach involves an economic analysis of the property based on its potential to provide future net annual income. As part of the valuation, a discounted cash flow analysis (‘‘DCF Analysis’’) and direct capitalization analysis was used in the income approach to determine the value of our interest in the portfolio. The indicated value by the income approach represents the amount an investor may pay for the expectation of receiving the net cash flow from the property.

The direct capitalization analysis is based upon the net operating income of the property capitalized at an appropriate capitalization rate for the property based upon property characteristics and competitive position and market conditions at the date of the appraisal.

In applying the DCF Analysis, pro forma statements of operations for the property including revenues and expenses are analyzed and projected over a multi-year period. The property is assumed to be sold at the end of the multi-year holding period. The reversion value of the property which can be realized upon sale at the end of the holding period is calculated based on the capitalization of the estimated net operating income of the property in the year of sale, utilizing a capitalization rate deemed appropriate in light of the age, anticipated functional and economic obsolescence and competitive position of the property at the time of sale. Net proceeds to owners are determined by deducting appropriate costs of sale. The discount rate selected for the DCF Analysis is based upon estimated target rates of return for buyers of similar properties.

The sales comparison approach utilizes indices of value derived from actual or proposed sales of comparable properties to estimate the value of the subject property. The appraiser analyzed such comparable sale data as was available to develop a market value conclusion for the subject property.

M&S prepared the M&S September 2016 Appraisal Reports, summarizing key inputs and assumptions, for each of the appraised properties using financial information provided by us and our advisor. From such review, M&S selected the appropriate cash flow discount rate, residual discount rate, and terminal capitalization rate in the DCF Analysis, the appropriate capitalization rate in the direct capitalization analysis and the appropriate price per unit in the sales comparison analysis.

The following summarizes the key assumptions that were used in the discounted cash flow models to estimate the value of the M&S Appraised Properties included in our Real Estate Properties, as of September 30, 2016:

Weighted-average:
Exit capitalization rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9.24%
Discount rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10.00%
Annual market rent growth rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3.20%
Annual net operating income growth rate . . . . . . . . . . . . . . . . . . . . . . .	2,94%
Holding period (in years) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10.0

While we believe that the assumptions made by M&S are reasonable, a change in these assumptions would impact the calculations of the estimated value of M&S Appraised Properties included in our Real Estate Properties. Assuming all other factors remain unchanged, the following table summarizes the estimated change in the values of the M&S Appraised Properties included in our Real Estate Properties which would result from a 25 basis point increase or decrease in exit capitalization rates and discount rates:

Increase of 25 basis points:
Exit capitalization rate	$(1,546,369)
Discount rate	(2,177,388)
Decrease of 25 basis points:
Exit capitalization rate	$1,720,703
Discount rate	2,231,307

As of September 30, 2016, the aggregate estimated fair value of our interests in the Real Estate Properties was approximately $139.0 million and the aggregate cost of our Real Estate Properties was approximately $130.4 million, including approximately $3.1 million of capital and tenant improvements invested subsequent to acquisition. The estimated fair value of our Real Estate Properties compared to the original acquisition price plus subsequent capital improvements through September 30, 2016, results in an estimated overall increase in the real estate value of 6.6%.

Cash and Cash Equivalents: The estimated values of our cash and cash equivalents approximate their carrying values due to their short maturities.

Due from Related Parties: The estimated value of our due from related parties approximates its carrying value due to its short maturity.

Other Assets: Our other assets consist of tenant accounts receivable, deposits, and prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities. Certain other items, primarily intangibles, have been eliminated for the purpose of the valuation because those items are already considered in our valuation of the respective investments in real estate properties or financial instruments.

Mortgage Note Payable: The estimated value for our mortgage loan was assumed to approximate its outstanding principal balance because it bears interest at a variable rate.

Other Liabilities: Our other liabilities consist of our accounts payable and accrued expenses, deposits payable and distributions payable. The carrying values of these items were considered to equal their fair value due to their short maturities.

Allocations of Value to Special Limited Partner’s Subordinated Participation Interests: Pursuant to the terms of our operating agreement, no allocations of value are made to the special limited partner’s subordinated participation interests unless the estimated NAV per share would have exceeded $10.00 per share plus a cumulative, pre-tax non-compounded annual return of 6.0% as of the indicated valuation date. Through September 30, 2016, the special limited partner made cash purchases of subordinated participation interests totaling $12.1 million. In the calculation of our estimated NAV, an approximately $1.6 million allocation of value was made to the special limited partner’s subordinated participation interests representing the amount by which the estimated NAV per share would have exceeded an aggregate $10.00 price per share plus a cumulative, pre-tax non-compounded annual return of 6.0% as of September 30, 2016. Accordingly, the net portion of the NAV attributable to the special limited partner’s cash purchases of subordinated participation interests was approximately $10.5 million as of September 30, 2016.

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting estimated NAV per share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete. Further, different market participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive different estimated NAVs per share, which could be significantly different from the estimated NAV per share approved by our board of directors. The estimated NAV per share approved by our board of directors does not represent the fair value of our assets less liabilities in accordance with GAAP, and such estimated NAV per share is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at the estimated NAV per share;
•	a stockholder would ultimately realize distributions per share of common stock equal to the estimated NAV per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;
•	our shares of common stock would trade at the estimated NAV per share on a national securities exchange;
•	an independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV per share; or
•	the methodology used to estimate our NAV per share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share. FINRA guidance provides that NAV valuations be derived from a methodology that conforms to standard industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated NAVs per share, and these differences could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets less our liabilities in accordance GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount shares of our common stock would trade at on a national securities exchange. As of the date of this filing, although we have not sought stockholder approval to adopt a plan of liquidation of the Company, certain distributions may be payable to the special limited partner for its subordinated participation interests in connection with a liquidation event. Accordingly, our estimated NAV reflects any allocations of value to the subordinated participation interests representing the amount that would be payable to the special limited partner in connection with a liquidation event pursuant to the guidelines for estimating NAV contained in IPA Practice Guideline 2013-01, ‘‘Valuation of Publicly Registered Non-Listed REITs.’’ Our estimated NAV per share is based on the estimated value of our assets less the estimated value of our liabilities less any allocations to the special limited partner’s subordinated participation interests divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated NAV per share does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per share does not take into account estimated disposition costs or fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our NAV per share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different NAVs and resulting estimated NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently expect that our advisor will estimate our NAV on a quarterly basis for as long as the special limited partner’s obligation to purchase subordinated participation interests continues and thereafter, our advisor will estimate our NAV on at least an annual basis. Our board of directors will review and approve each estimate of NAV.

The following factors may cause a stockholder not to ultimately realize distributions per share of common stock equal to the estimated NAV per share upon liquidation:

•	The methodology used to determine estimated NAV per share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation;
•	In a liquidation, certain assets may not be liquidated at their estimated values because of transfer fees and disposition fees, which are not reflected in the estimated NAV calculation;
•	In a liquidation, debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated value of liabilities in determining estimated NAV;
•	In a liquidation, the real estate assets may derive a portfolio premium which premium is not considered in determining estimated NAV;
•	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining estimated NAV;
•	If the liquidation occurs through a listing of the common stock on a national securities exchange, the capital markets may value the Company’s net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology including funds from operation, or FFO, multiples of other comparable REITs, FFO coverage of dividends and adjusted FFO payout of the Company’s anticipated dividend; and
•	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the common stock may not equal the estimated NAV per share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether the market believes the pricing of the merger was fair to both parties.”

DESCRIPTION OF REAL ESTATE INVESTMENTS

The following disclosure is added on page 146 of the Prospectus at the end of section titled “DESCRIPTION OF REAL ESTATE INVESTMENTS - Specific Investments”:

“Home2 Suites Promissory Note

On October 5, 2016, we, through certain subsidiaries, entered into a promissory note, the Home2 Suites Promissory Note, for approximately $28.4 million. The Home2 Suites Promissory Note has a term of five years, bears interest at 4.73% and requires monthly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Home2 Suites Promissory Note is cross-collateralized by the Home2 Suites Hotel Portfolio.

Acquisition of a Fairfield Inn & Suites Located in Austin, Texas

On September 13, 2016, we, through LVP FFI Austin LLC, or LVP FFI Austin, a subsidiary of our operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement, or the FFI Austin Assignment, with Lightstone Acquisitions LLC, or the FFI Austin Assignor, an affiliate of the Company’s sponsor.  Under the terms of the Assignment, LVP FFI Austin was assigned the rights and assumed the obligations of the FFI Austin Assignor with respect to that certain Purchase and Sale Agreement, or the FFI Austin Purchase Agreement, dated April 21, 2016, as amended, made between the FFI Austin Assignor, as the purchaser, and Excel Austin North, LLC, or the FFI Austin Seller, as the seller, whereby the FFI Austin Assignor contracted to purchase a 84-room select service hotel located in Austin, Texas, which operates as a Fairfield Inn & Suites by Marriott, or the Fairfield Inn – Austin, pursuant to an existing franchise agreement with Marriott.

On September 13, 2016, we, through LVP FFI Austin, completed the acquisition of the Fairfield Inn – Austin from the FFI Austin Seller, an unrelated third party, for approximately $12.0 million, which equates to approximately $142,900 per room, excluding closing and other acquisition related costs. The acquisition was funded with offering proceeds and available cash. In connection with the acquisition, our advisor received an acquisition fee equal to 1.0% of the purchase price of $12.0 million, or $120,000.

The Fairfield Inn – Austin opened in June 2014. We believe that the Fairfield Inn – Austin is favorably located in Austin, Texas. The Fairfield Inn – Austin is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

We established a TRS for the Fairfield Inn – Austin, or FFI Austin TRS, which has entered into an operating lease agreement for the Fairfield Inn – Austin, or the FFI Austin Lease Agreement. The FFI Austin Lease Agreement has an initial term of five years and provides for rent equal to 33% to 36% of gross revenues, as defined. The FFI Austin Lease Agreement provides for two additional five-year extensions and may be terminated with requisite written notice, by either party, in advance of the anniversary date.   FFI Austin TRS also entered into a management agreement with an unrelated third party management company for the management of the hotel and a franchise agreement, the FFI Austin Franchise Agreement with Marriott, pursuant to which the hotel will continue to operate as a “Fairfield Inn & Suites by Marriott ,” commencing on September 13, 2016 through June 2034.

The capitalization rate for the acquisition of the Fairfield Inn – Austin was approximately 8.7%. The Company calculates the capitalization rate for a real property by dividing the NOI of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended April 30, 2016. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The average occupancy rate, ADR and the RevPAR since opening are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Nine months ended September 30, 2016	72.1%	$121.15	$87.33
Year ended December 31, 2015	74.5%	$119.83	$89.30
For the period July 1, 2014 through December 31, 2014	51.9%	$108.47	$56.26

Realty taxes paid and/or accrued for the year ended December 31, 2015 were approximately $0.1 million, at an annual rate of 1.6%.

Depreciation is taken on the property. To the extent that property is acquired for cash, the initial basis in such property for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years.

The basis of the property for U.S. federal income tax purposes generally approximates its net book value in accordance with GAAP.

Acquisition of a Staybridge Suites Located in Austin, Texas

On October 7, 2016, we, through LVP SBS Austin LLC, or LVP SBS Austin, a subsidiary of our operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement, or the SBS Austin Assignment with Lightstone Acquisitions LLC, or the SBS Austin Assignor, an affiliate of the Company’s sponsor.  Under the terms of the Assignment, LVP SBS Austin was assigned the rights and assumed the obligations of the SBS Austin Assignor with respect to that certain Purchase and Sale Agreement, or the SBS Austin Purchase Agreement, dated April 21, 2016, as amended, made between the SBS Austin Assignor, as the purchaser, and Excel Austin 183, LLC, or the SBS Austin Seller, as the seller, whereby the SBS Austin Assignor contracted to purchase a 80-room select service hotel located in Austin, Texas, which operates as a Staybridge Suites, or the Staybridge – Austin, pursuant to an existing franchise agreement with InterContinental Hotels Group, or IHG.

On October 7, 2016, the Company, through LVP SBS Austin, completed the acquisition of the Staybridge – Austin from the SBS Austin Seller, an unrelated third party, for approximately $10.0 million, which equates to $125,000 per room, excluding closing and other acquisition related costs. The acquisition was funded with $10.0 million of proceeds from the Home2 Suites Promissory Note. In connection with the acquisition, the Company’s advisor received an acquisition fee equal to 1.0% of the purchase price of $10.0 million, or $100,000.

The Staybridge – Austin opened in April 2009. The Company believes that the Staybridge – Austin is favorably located in Austin, Texas. The Staybridge – Austin is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

The capitalization rate for the acquisition of the Staybridge – Austin was approximately 9.4%. The Company calculates the capitalization rate for a real property by dividing the NOI of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended April 30, 2016. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

We established a TRS for the Staybridge – Austin, or SBS Austin TRS, which has entered into an operating lease agreement for the Staybridge – Austin, or the SBS Austin Lease Agreement. The SBS Austin Lease Agreement has an initial term of five years and provides for rent equal to 35% to 38% of gross revenues, as defined. The SBS Austin Lease Agreement provides for two additional five-year extensions and may be terminated with requisite written notice, by either party, in advance of the anniversary date.   SBS Austin TRS also entered into a management agreement with an unrelated third party management company for the management of the hotel and a franchise agreement, the SBS Austin Franchise Agreement with IHG, pursuant to which the Staybridge – Austin will continue to operate as a “Staybridge Suites” commencing on October 7, 2016 for a term of 15 years.

The average occupancy rate, ADR and the RevPAR since opening are as follows:

Period	Average Occupancy Rate	ADR	RevPAR
Nine months ended September 30, 2016	81.0%	$111.83	$90.62
Year ended December 31, 2015	79.2%	$113.05	$89.53
Year ended December 31, 2014	79.2%	$111.81	$88.56
Year ended December 31, 2013	84.7%	$100.73	$85.37
Year ended December 31, 2012	82.0%	$97.31	$79.83
Year ended December 31, 2011	78.3%	$88.30	$69.10

Realty taxes paid and/or accrued for the year ended December 31, 2015 were approximately $0.1 million, at an annual rate of 1.8%.

Depreciation is taken on the property. To the extent that property is acquired for cash, the initial basis in such property for U.S. federal income tax purposes generally is equal to the purchase price paid. We generally depreciate such depreciable property for U.S. federal income tax purposes on a straight-line basis using an estimated useful life of 39 years.

The basis of the property for U.S. federal income tax purposes generally approximates its net book value in accordance with GAAP.”

ERISA CONSIDERATIONS

The third paragraph under the heading titled “Annual or More Frequent Valuation Requirement” on page 178 of the Prospectus is hereby deleted and replaced with the following:

“On November 14, 2016, our board of directors established our most current estimated NAV per share as of September 30, 2016. We currently expect that our advisor will estimate our NAV on a quarterly basis, but our advisor will estimate our NAV on at least an annual basis. These estimates will not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares.”

REPORTS TO STOCKHOLDERS

The seventh paragraph under the section titled “REPORTS TO STOCKHOLDERS” on pages 213-214 of the Prospectus is hereby deleted and replaced with the following:

“Unless and until our Common Shares are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop. On June 30, 2016, which we refer to as the NAV pricing date, we provided our initial per share estimated NAV of our Common Shares as determined by our advisor, along with the material assistance or confirmation of a third party valuation expert or service as of March 31, 2016. On November 14, 2016, our board of directors established our most current estimated NAV per share as of September 30, 2016. We currently expect that our advisor will estimate our NAV on a quarterly basis, but our advisor will estimate our NAV on at least an annual basis. Our board of directors will review and approve each estimate of NAV. These estimates will not reflect the proceeds you would receive upon our liquidation or upon the sale of your shares. In providing any estimate of NAV per Common Share, neither we nor our affiliates thereby make any warranty, guarantee or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated NAV per Common Share or (ii) our stockholders will realize the estimated NAV per Common Share if they attempt to sell their Common Shares.”

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission file number 000-55619

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	46-1140492
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey	08701
(Address of Principal Executive Offices)	(Zip Code)

(732) 367-0129

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   ☐     No ☑

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes  ☑      No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes  ☐     No ☑

As of November 7, 2016, there were approximately 10.8 million outstanding shares of common stock of Lightstone Value Plus Real Estate Investment Trust III, Inc., including shares issued pursuant to the dividend reinvestment plan.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

2

PART I. FINANCIAL INFORMATION, CONTINUED:

ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets

Investment property:
Land and improvements	$21,852,141	$2,205,864
Building and improvements	94,809,805	22,258,087
Furniture and fixtures	13,602,631	2,501,282
Construction in progress	178,126	1,175,110

Gross investment property	130,442,703	28,140,343
Less accumulated depreciation	(2,548,265)	(731,289)
Net investment property	127,894,438	27,409,054

Cash	10,638,136	6,747,401
Deposits	590,340	1,000,000
Prepaid expenses and other assets	3,019,959	459,105
Total Assets	$142,142,873	$35,615,560

Liabilities and Stockholders' Equity

Accounts payable and other accrued expenses	$3,395,121	$1,285,160
Mortgage payable	44,524,725	-
Revolving promissory notes payable, net - related party	-	2,003,614
Due to related parties	-	1,159,314
Distributions payable	487,809	188,253
Total liabilities	48,407,655	4,636,341

Commitments and Contingencies

Stockholders' Equity:

Company's stockholders' equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized, 10,136,990 and 4,009,656 shares issued and outstanding, respectively	101,370	40,097
Additional paid-in-capital	85,914,308	32,081,648
Subscription receivable	(110,862)	(344,371)
Accumulated deficit	(4,262,205)	(1,499,970)
Total Company stockholders' equity	81,642,611	30,277,404

Noncontrolling interests	12,092,607	701,815

Total Stockholders' Equity	93,735,218	30,979,219

Total Liabilities and Stockholders' Equity	$142,142,873	$35,615,560

The accompanying notes are an integral part of these consolidated financial statements.

3

PART I. FINANCIAL INFORMATION, CONTINUED:

ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$7,623,494	$2,168,262	$14,548,467	$4,342,601

Expenses:
Property operating expenses	4,081,502	1,271,186	8,183,140	2,517,715
Real estate taxes	261,822	74,289	579,077	170,842
General and administrative costs	841,658	124,824	2,340,492	778,093
Depreciation and amortization	959,128	247,160	1,850,880	499,032

Total operating expenses	6,144,110	1,717,459	12,953,589	3,965,682

Operating income	1,479,384	450,803	1,594,878	376,919

Interest expense	(874,809)	(330,198)	(1,252,246)	(682,431)
Other (expense)/income, net	(24,059)	1,470	(26,283)	(2,994)

Net income/(loss)	580,516	122,075	316,349	(308,506)

Less: net (income)/loss attributable to noncontrolling interests	(14)	(25)	(12)	48

Net income/(loss) applicable to Company's common shares	$580,502	$122,050	$316,337	$(308,458)

Net income/(loss) per Company's common shares, basic and diluted	$0.06	$0.06	$0.05	$(0.26)

Weighted average number of common shares outstanding, basic and diluted	8,963,369	1,887,861	6,833,481	1,194,195

The accompanying notes are an integral part of these consolidated financial statements.

4

PART I. FINANCIAL INFORMATION:

ITEM 1. FINANCIAL STATEMENTS.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Common Shares					Total
	Common Shares	Amount	Additional Paid- In Capital	Subscription Receivable	Accumulated Deficit	Noncontrolling Interests	Total Equity

BALANCE, December 31, 2015	4,009,656	$40,097	$32,081,648	$(344,371)	$(1,499,970)	$701,815	$30,979,219

Net income	-	-	-	-	316,337	12	316,349
Distributions declared	-	-	-	-	(3,078,572)	-	(3,078,572)
Distributions paid to noncontrolling interests	-	-	-	-	-	(90)	(90)
Contributions from noncontrolling interests	-	-	-	-	-	11,390,870	11,390,870
Proceeds from offering	6,034,597	60,346	59,039,575	233,509	-	-	59,333,430
Selling commissions and dealer manager fees	-	-	(5,589,904)	-	-	-	(5,589,904)
Other offering costs	-	-	(478,963)	-	-	-	(478,963)
Shares issued from distribution reinvestment program	110,839	1,108	1,042,790	-	-	-	1,043,898
Redemption and cancellation of shares	(18,102)	(181)	(180,838)	-	-	-	(181,019)

BALANCE, September 30, 2016	10,136,990	$101,370	$85,914,308	$(110,862)	$(4,262,205)	$12,092,607	$93,735,218

The accompanying notes are an integral part of these consolidated financial statements.

5

PART I. FINANCIAL INFORMATION, CONTINUED:

ITEM 1. FINANCIAL STATEMENTS, CONTINUED:

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$316,349	$(308,506)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	1,850,880	499,032
Amortization of deferred financing costs	353,510	120,833
Other non-cash adjustments	8,023	6,564
Changes in assets and liabilities:
Increase in prepaid expenses and other assets	(1,511,176)	(212,642)
Increase in accounts payable and other accrued expenses	1,961,853	472,510
(Decrease)/increase in due to related parties	(102,356)	1,695

Net cash provided by operating activities	2,877,083	579,486

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment property	(102,115,026)	(26,307,573)
Refundable escrow deposits	(460,000)	-

Cash used in investing activities	(102,575,026)	(26,307,573)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving promissory notes payable - related party	24,200,000	20,200,000
Proceeds from mortgage payable	45,370,000	-
Payments on revolving promissory notes payable - related party	(26,255,281)	(8,237,709)
Payment of loan fees and expenses	(1,397,118)	(230,000)
Proceeds from issuance of common stock	59,333,430	20,289,271
Payment of commissions and offering costs	(7,136,996)	(3,338,417)
Contribution of noncontrolling interests	11,390,870	-
Distributions to noncontrolling interests	(90)	(86)
Distributions to common stockholders	(1,735,118)	(287,262)
Redemption and cancellation of common shares	(181,019)	-

Net cash provided by financing activities	103,588,678	28,395,797

Net change in cash	3,890,735	2,667,710
Cash, beginning of year	6,747,401	1,738,026
Cash, end of period	$10,638,136	$4,405,736

Supplemental cash flow information for the periods indicated is as follows:
Cash paid for interest	$686,053	$549,295
Distributions declared, but not paid	$487,809	$109,640
Commissions and other offering costs accrued but not paid	$413,336	$273,876
Subscription receivable	$110,862	$265,700
Value of shares issued from distribution reinvestment program	$1,043,898	$148,371
Application of deposit to acquisition of investment property	$869,660	$500,000
Contribution of non-controlling interest received as offset to due to related party	$-	$700,000
Investment property acquired but not paid	$81,627	$-

The accompanying notes are an integral part of these consolidated financial statements.

6

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

1.	Organization

Lightstone Value Plus Real Estate Investment Trust III, Inc. (‘‘Lightstone REIT III’’), incorporated on October 5, 2012, in Maryland, elected to qualify to be taxed as a real estate investment trust (‘‘REIT’’) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2015. The Company has and will continue to seek to acquire hotels and other commercial real estate assets primarily located in the United States. All such properties may be acquired and operated by the Company alone or jointly with another party. The Company may also originate or acquire mortgage loans secured by real estate.

The Lightstone REIT III is structured as an umbrella partnership REIT, or UPREIT, and substantially all of its current and future business will be conducted through Lightstone Value Plus REIT III LP, a Delaware limited partnership (the ‘‘Operating Partnership’’).

Lightstone REIT III and the Operating Partnership and its subsidiaries are collectively referred to as the “Company” and the use of “we,” “our,” “us” or similar pronouns refers to Lightstone REIT III, its Operating Partnership or the Company as required by the context in such pronoun used.

Lightstone REIT III sold 20,000 Common Shares to Lightstone Value Plus REIT III LLC, a Delaware limited liability company (the ‘‘Advisor’’), an entity majority owned by David Lichtenstein, on December 24, 2012, for $10.00 per share. Mr. Lichtenstein also is a majority owner of the equity interests of Lightstone REIT III’s sponsor, The Lightstone Group, LLC (the ‘‘Sponsor’’). Subject to the oversight of the Company’s board of directors (the “Board of Directors”), the Advisor has primary responsibility for making investment decisions and managing the Company’s day-to-day operations. Through his ownership and control of The Lightstone Group, Mr. Lichtenstein is the indirect owner of the Advisor and the indirect owner and manager of Lightstone SLP III LLC, which has subordinated participation interests in the Operating Partnership. Mr. Lichtenstein also acts as the Company’s Chairman and Chief Executive Officer. As a result, he exerts influence over but does not control Lightstone REIT III or the Operating Partnership.

Lightstone REIT III invested the proceeds received from the Advisor in the Operating Partnership, and as a result, held a 99% general partnership interest as of September 30, 2016 in the Operating Partnership’s partner units.

The Company’s registration statement on Form S-11 (the “Offering”), pursuant to which it is offering to sell up to 30,000,000 shares of its common stock, par value $0.01 per share, (which may be referred to herein as ‘‘shares of common stock’’ or as ‘‘Common Shares’’) for an initial offering price of $10.00 per share, subject to certain volume and other discounts (the “Primary Offering”) (exclusive of 10,000,000 shares available pursuant to its distribution reinvestment plan (the “DRIP”) which are offered at a discounted price equivalent to 95% of the Primary Offering price per Common Share) was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on July 15, 2014. On June 30, 2016, the Company adjusted the offering price to $9.50 per Common Share in its Primary Offering, which was equal to the Company’s estimated net asset value (“NAV”) per Common Share as of March 31, 2016, and effective July 25, 2016, the Company’s offering price was adjusted to $10.00 per Common Share in its Primary Offering, which is equal to the estimated NAV per Common Share as of June 30, 2016. As of September 30, 2016, the Company had received gross proceeds of $98.2 million from the sale of 10.1 million shares of its common stock (including $2.0 million in Common Shares at a purchase price of $9.00 per Common Share to an entity 100% owned by David Lichtenstein, who also owns a majority interest in the Company’s Sponsor). The Company initially expected to offer the Common Shares offered in its Primary Offering over a two-year period, or until July 15, 2016. However, because the Company had not sold all the Common Shares offered in its Primary Offering within two years, the Company will continue the Primary Offering for an additional year, until July 15, 2017, provided that the Offering will be terminated if all 30.0 million shares of our common stock are sold before such date. The Company reserves the right to reallocate the shares of common stock it is offering between the Primary Offering and the DRIP. Additionally, the Offering may be terminated at any time.

The Company has no employees. The Company has retained the Advisor to manage its affairs on a day-to-day basis. Beacon Property Management Limited Liability Company and Paragon Retail Property Management LLC (the ‘‘Property Managers’’), both affiliates of the Sponsor, may serve as property managers and/or the Company may utilize third-party property managers. Orchard Securities, LLC (the ‘‘Dealer Manager’’), a third-party not affiliated with the Company, the Sponsor or the Advisor, serves as the dealer manager of the Company’s public offering. In addition to the Property Managers, the Advisor is also an affiliate of the Sponsor. These related parties receive compensation and fees for services related to the investment and management of the Company’s assets.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Noncontrolling Interests

Partners of Operating Partnership

On July 16, 2014, the Advisor contributed $2,000 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

Lightstone SLP III LLC (the ‘‘Special Limited Partner’’), a Delaware limited liability company of which Mr. Lichtenstein is the majority owner, is a special limited partner in the Operating Partnership and has committed to make a significant equity investment in the Company of up to $36.0 million, which is equivalent to 12.0% of the $300.0 million maximum amount of the Offering. Specifically, the Special Limited Partner has committed to purchase subordinated participation interests in the Operating Partnership (the “Subordinated Participation Interests”) quarterly in an amount equal to the product of (i) $10.00 minus our then current estimated NAV per Common Share, multiplied by (ii) the number of our Common Shares outstanding. The Operating Partnership will issue one Subordinated Participation Interest for each $50,000 in cash or interests in real property of equivalent value that the Special Limited Partner contributes. The Special Limited Partner’s obligation will continue until the earlier of: (i) the termination of the Offering; (ii) the Special Limited Partner’s purchase of an aggregate of $36.0 million of Subordinated Participation Interests and (iii) the receipt of gross offering proceeds of $300.0 million. The Special Limited Partner may elect to purchase the Subordinated Participation Interests for cash or may contribute interests in real property of equivalent value.

Through September 30, 2016, the Special Limited Partner has purchased an aggregate of approximately 242 Subordinated Participation Interests in consideration of $12.1 million, including approximately 228 Subordinated Participation Interests in consideration of $11.4 million during the nine months ended September 30, 2016.  The Special Limited Partner may elect to purchase the Subordinated Participation Interests for cash or may contribute interests in real property of equivalent value. The Subordinated Participation Interests may be entitled to receive liquidation distributions upon the liquidation of Lightstone REIT III.

2.	Summary of Significant Accounting Policies

The accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the audited Consolidated Financial Statements of the Company and related notes as contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The unaudited interim financial statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary in the judgment of management for a fair statement of the results for the periods presented. The accompanying unaudited consolidated financial statements of the Lightstone Value Plus Real Estate Investment Trust III, Inc. and its Subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during a reporting period. The most significant assumptions and estimates relate to the valuation of real estate, depreciable lives, and revenue recognition. Application of these assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from these estimates.

The unaudited consolidated statements of operations for interim periods are not necessarily indicative of results for the full year or any other period.

To qualify or maintain our qualification as a REIT, we engage in certain activities through wholly-owned taxable REIT subsidiaries (“TRS”). As such, we are subject to U.S. federal and state income and franchise taxes from these activities.

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of Lightstone REIT III and the Operating Partnership and its subsidiaries (over which the Company exercises financial and operating control). As of September 30, 2016, Lightstone REIT III had a 99% general partnership interest in the common units of the Operating Partnership. All inter-company accounts and transactions have been eliminated in consolidation. In determining whether the Company has a controlling financial interest in a joint venture and the requirement to consolidate the accounts of that entity, management considers factors such as ownership interest, authority to make decisions and contractual and substantive participating rights of the other partners or members as well as whether the entity is a variable interest entity for which the Company is the primary beneficiary.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Reclassifications

Certain prior period amounts may have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

In September 2015, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update to simplify the accounting for adjustments made to provisional amounts during the measurement period of a business combination. The amendment requires the acquirer to recognize adjustments to provisional amounts identified during the measurement period in the reporting period in which the adjustment amount is determined. The acquirer is required to also record, in the same period’s financial statements, the effect on earnings as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective with earlier application permitted for financial statements that have not been issued. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued an accounting standards update that completes the joint effort by the FASB and International Accounting Standards Board to improve financial reporting by creating common revenue recognition guidance for GAAP and International Financial Reporting Standards. The update applies to all companies that enter into contracts with customers to transfer goods or services and is effective for us for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted and companies have the choice to apply the update either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying the update at the date of initial application (January 1, 2017) and not adjusting comparative information. In August 2015, the FASB decided to delay the effective date of the new revenue standard by one year. The Company is currently evaluating the requirements and impact of this update on its consolidated financial statements.

In April 2015, the FASB issued an accounting standards update to simplify the presentation of debt issuance costs. This update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The SEC staff noted that this update did not address situations where a company has debt issuance costs related to line-of-credit arrangements. As a result, the FASB issued an additional update which states that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted this standard during the quarter ended March 31, 2016. As a result of adopting this standard on a retrospective basis, $51,667 was reclassified out of prepaid expenses and other assets and was reclassified into revolving promissory notes payable, net - related party on the consolidated balance sheet as of December 31, 2015.

3.	Acquisitions

Hampton Inn – Lansing

On March 10, 2016, the Company completed the acquisition of an 86-room select service hotel located in Lansing, Michigan (the “Hampton Inn – Lansing”) from an unrelated third party, for an aggregate purchase price of approximately $10.5 million less adjustments, paid in cash, excluding closing and other related transaction costs. In connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 1.0% of the contractual purchase price, $105,000. The acquisition was funded with offering proceeds.

The acquisition of the Hampton Inn – Lansing was accounted for under the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition of the Hampton Inn – Lansing has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. Approximately $0.4 million was allocated to land and improvements, $9.0 million was allocated to building and improvements, and $1.1 million was allocated to furniture and fixtures and other assets.

The capitalization rate for the acquisition of the Hampton Inn — Lansing was approximately 12.0%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was based upon the twelve-month period ended November 30, 2015. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Courtyard – Warwick

On March 23, 2016, the Company completed the acquisition of a 92-room select service hotel located in Warwick, Rhode Island (the “Courtyard – Warwick”) from an unrelated third party, for an aggregate purchase price of $12.4 million, less adjustments, paid in cash, excluding closing and other related transaction costs. In connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 1.0% of the contractual purchase price, $124,000. The acquisition was funded with offering proceeds.

The acquisition of the Courtyard – Warwick was accounted for under the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition of the Courtyard – Warwick has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. Approximately $0.7 million was allocated to land and improvements, $11.1 million was allocated to building and improvements, and $0.6 million was allocated to furniture and fixtures and other assets.

The capitalization rate for the acquisition of the Courtyard – Warwick was approximately 8.3%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was based upon the twelve-month period ended January 31, 2016. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

SpringHill Suites – Green Bay

On May 2, 2016, the Company completed the acquisition of a 127-room select service hotel located in Green Bay, Wisconsin (the “SpringHill Suites – Green Bay”) from an unrelated third party, for an aggregate purchase price of approximately $18.3 million, excluding closing and other related transaction costs. In connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 1.0% of the contractual purchase price, approximately $183,000. The acquisition was funded with approximately $8.1 million of offering proceeds and approximately $10.2 million of proceeds from a $14.5 million revolving promissory note (the “Green Bay Promissory Note”) from the operating partnership of Lightstone Value Plus Real Estate Investment Trust II, Inc. (“Lightstone II”), a REIT also sponsored by the Company’s Sponsor (see Note 6 – Related Party Transactions for additional information).

The acquisition of the SpringHill Suites – Green Bay was accounted for under the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition of the SpringHill Suites – Green Bay has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. Approximately $0.8 million was allocated to land and improvements, $15.2 million was allocated to building and improvements, and $2.3 million was allocated to furniture and fixtures and other assets.

The capitalization rate for the acquisition of the SpringHill Suites – Green Bay was approximately 9.8%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was based upon the twelve-month period ended November 30, 2015. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Home2 Suites Hotel Portfolio

On August 2, 2016, the Company completed the acquisition of a 139-room select service hotel located in Tukwila, Washington (the “Home2 Suites – Tukwila”) and a 125-room select service hotel located in Salt Lake City, Utah (the “Home2 Suites – Salt Lake” and collectively the “Home2 Suites Hotel Portfolio”) from an unrelated third party, for an aggregate purchase price of approximately $47.3 million, excluding closing and other related transaction costs. In connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 1.0% of the contractual purchase price, approximately $473,000. The acquisition was funded with offering proceeds.

The acquisition of the Home2 Suites Hotel Portfolio was accounted for under the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition of the Home2 Suites Hotel Portfolio has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. Approximately $16.2 million was allocated to land and improvements, $26.4 million was allocated to building and improvements, and $4.7 million was allocated to furniture and fixtures and other assets.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The capitalization rate for the acquisition of the Home2 Suites Hotel Portfolio was approximately 8.4%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was determined using the projected or budgeted net operating income of the property based upon then-current projections. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Fairfield Inn– Austin

On September 13, 2016, the Company completed the acquisition of a 84-room select service hotel located in Austin, Texas (the “Fairfield Inn– Austin”) from an unrelated third party, for an aggregate purchase price of approximately $12.0 million, excluding closing and other related transaction costs. In connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 1.0% of the contractual purchase price, approximately $120,000. The acquisition was funded with offering proceeds.

The acquisition of the Fairfield Inn– Austin was accounted for under the purchase method of accounting with the Company treated as the acquiring entity. Accordingly, the consideration paid by the Company to complete the acquisition of the Fairfield Inn– Austin has been allocated to the assets acquired based upon their fair values as of the date of the acquisition. Approximately $1.5 million was allocated to land and improvements, $9.0 million was allocated to building and improvements, and $1.5 million was allocated to furniture and fixtures and other assets.

The capitalization rate for the acquisition of the Fairfield Inn– Austin was approximately 8.7%. We calculate the capitalization rate for a real property by dividing net operating income of the property by the purchase price of the property, excluding costs. For purposes of this calculation, net operating income was based upon the twelve-month period ended April 30, 2016. Additionally, net operating income is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

Financial Information

The following table provides the total amount of rental revenue and net income/(loss) included in the Company’s consolidated statements of operations from the Hampton Inn — Lansing, the Courtyard – Warwick, the SpringHill Suites – Green Bay, the Home2 Suites Hotel Portfolio, the Fairfield Inn– Austin, the Hampton Inn — Des Moines (acquired February 4, 2015) and the Courtyard – Durham (acquired May 15, 2015) since their respective dates of acquisition for the period indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Rental revenue	$7,623,494	$2,168,262	$14,548,467	$4,342,601
Net income/(loss)	$1,037,723	$224,413	1,520,557	$(113,823)

The following table provides unaudited pro forma results of operations for the period indicated, as if the Hampton Inn — Lansing, the Courtyard – Warwick, the SpringHill Suites – Green Bay, the Home2 Suites Hotel Portfolio, the Fairfield Inn– Austin the Hampton Inn — Des Moines and the Courtyard – Durham had been acquired at the beginning of each period. Such pro forma results are not necessarily indicative of the results that actually would have occurred had these acquisitions been completed on the date indicated, nor are they indicative of the future operating results of the combined company.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Pro forma rental revenue	$8,969,829	$7,512,949	$24,274,503	$20,509,619
Pro forma net income (1)	$676,200	$839,908	$881,857	$2,062,517

Pro forma net income per Company's common share, basic and diluted (1)	$0.08	$0.44	$0.13	$1.73

(1)	Includes acquisition related expenses of $661,283 and $1,860,549 for the three and nine months ended September 30, 2016 in connection with the acquisition of the Hampton Inn — Lansing, the Courtyard – Warwick, the SpringHill Suites – Green Bay, Home2 Suites Hotel Portfolio and the Fairfield Inn– Austin and acquisition related expenses of $44,918 and $554,489 for the three and nine months ended September 30, 2015, in connection with the acquisition of the Hampton Inn - Des Moines and the Courtyard - Durham.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

4.	Mortgage payable, net

Mortgages payable, net consisted of the following:

		Weighted Average Interest Rate
Description	Interest Rate	as of September 30, 2016	Maturity Date	Amount Due at Maturity	As of September 30, 2016	As of December 31, 2015

Revolving Credit Facility, secured by five properties	LIBOR + 4.95%	5.65%	July 2019	45,370,000	45,370,000	-

Less: Deferred financing costs					(845,275)

Total mortgage payable, net					$44,524,725	$-

Principal Maturities

The following table, based on the initial terms of the mortgage, sets forth their aggregate estimated contractual principal maturities, including balloon payments due at maturity, as of September 30, 2016:

	Remainder of
	2016	2017	2018	2019	2020	Thereafter	Total
Principal maturities	$-	$-	$-	$45,370,000	$-	$-	$45,370,000

Less: Deferred financing costs							(845,275)

Total principal maturiteis, net							$44,524,725

On July 13, 2016, the Company, through certain subsidiaries, entered into a $60.0 million revolving credit facility (the “Revolving Credit Facility”), with a bank. The Revolving Credit Facility bears interest at Libor plus 4.95% and provides a line of credit over the next three years, with two, one-year options to extend solely at the discretion of the bank. Interest is payable monthly and the entire unpaid principal balance is due upon expiration of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, the Company may designate properties as collateral that allows it to borrow up to a 65.0% loan-to-value ratio of the properties. On July 13, 2016, the Company received initial advances aggregating $45.4 million under the Revolving Credit Facility which is secured by five hotel properties consisting of a SpringHill Suites hotel located in Green Bay, Wisconsin, two Hampton Inn hotels located in Des Moines, Iowa and Lansing, Michigan, respectively, and two Courtyard by Marriott hotels located in Durham, North Carolina and Warwick, Rhode Island, respectively, and as a result, $14.6 million remains available under the Revolving Credit Facility.

Approximately $14.4 million of the financing proceeds were used to repay the outstanding interest and principal balance on two existing revolving promissory notes (see Note 7).

Debt Compliance

The Revolving Credit Facility requires the maintenance of certain ratios, including debt service coverage and fixed leverage charge ratio. The Company is currently in compliance with respect to all of its financial debt covenants.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

5.	Selling Commissions, Dealer Manager Fees and Other Offering Costs

Selling commissions and dealer manager fees are paid to the Dealer Manager, pursuant to various agreements, and other third-party offering costs such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against additional paid-in capital (“APIC”) as costs are incurred. Organizational costs are expensed as general and administrative costs. The following table represents the selling commissions and dealer manager fees and other offering costs for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Selling commissions and dealer manager fees	$2,861,775	$809,752	$5,589,904	$1,877,367
Other offering costs	$(12,524)	$524,175	$478,963	$1,498,048

Since the Company’s inception through September 30, 2016, it has incurred approximately $9.0 million in selling commissions and dealer manager fees and $4.5 million of other offering costs in connection with the public offering of its shares of common stock.

6.	Earnings per Share

The Company had no potentially dilutive securities outstanding during the periods presented. Accordingly, basic and diluted earnings per share is calculated by dividing earnings attributable to common shareholders by the weighted-average number of shares of common stock outstanding during the applicable period.

7.	Related Party Transactions

Revolving promissory notes payable, net – related party

Des Moines Promissory Note

During the three and nine months ended September 30, 2015, the Company incurred interest of $98,750 and $289,658, respectively, and during the nine months ended September 30, 2015 paid origination fees of $100,000 on a $10.0 million revolving promissory note (the “Des Moines Promissory Note”) with the operating partnership of Lightstone II, which had no outstanding balance as of December 31, 2015 and expired on February 4, 2016.

Durham Promissory Note

On May 15, 2015, the Company entered into a $13.0 million revolving promissory note (the “Durham Promissory Note”) with the operating partnership of Lightstone II. The Durham Promissory Note had a term of one year, bore interest at a floating rate of three-month Libor plus 6.0% and required quarterly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Company paid an origination fee of $130,000 to Lightstone II in connection with the Durham Promissory Note and pledged its ownership interest in the Courtyard – Durham as collateral.

On May 2, 2016, the Durham Promissory Note was repaid in full and has now expired. The outstanding principal balance was $2.1 million as of December 31, 2015. The Durham Promissory Note is included in revolving promissory note payable, net – related party on our consolidated balance sheet (net of debt issuance costs of $51,667 as of December 31, 2015).

During the nine months ended September 30, 2016, the Company incurred interest expense of $151,751, including origination fees expensed of $43,433 and during the three and nine months ended September 30, 2015, the Company incurred interest expense of $173,748 and $271,940, respectively, on the Durham Promissory Note, including origination fees expensed of $54,167.

Lansing Promissory Note

On May 2, 2016, the Company entered into an $8.0 million Revolving Promissory Note (the “Lansing Promissory Note”) with the operating partnership of Lightstone II, of which $6.0 million was initially funded. The Lansing Promissory Note had a term of one year (with an option for an additional year), bore interest at a floating rate of three-month Libor plus 6.0% and required quarterly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Company paid an origination fee of $80,000 to Lightstone II in connection with the Lansing Promissory Note and pledged its ownership interest in the Hampton Inn – Lansing as collateral for the Lansing Promissory Note. On July 13, 2016, the Lansing Promissory Note was repaid in full and terminated (see Note 4 ).

During the three and nine months ended September 30, 2016, the Company incurred interest expense of $81,483 and $161,428, respectively, on the Lansing Promissory Note, including origination fees expensed of $80,000.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Green Bay Promissory Note

On May 2, 2016, the Company entered into a Green Bay Promissory Note with the operating partnership Lightstone II, of which $10.2 million was initially funded. The Green Bay Promissory Note had a term of one year (with an option for an additional year), bore interest at a floating rate of three-month Libor plus 6.0% and required quarterly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Company paid an origination fee of $145,000 to Lightstone II in connection with the Green Bay Promissory Note and pledged its ownership interest in the SpringHill Suites – Green Bay as collateral for the Green Bay Promissory Note. On July 13, 2016, the Green Bay Promissory Note was repaid in full and terminated (see Note 4).

During the three and nine months ended September 30, 2016, the Company incurred interest expense of $147,228 and $248,635, respectively, on the Green Bay Promissory Note, including origination fees expensed of $145,000.

Due to related parties and other transactions

In addition to certain agreements with the Sponsor (see Note 1) and Dealer Manager (see Note 5), the Company has agreements with the Advisor to pay certain fees in exchange for services performed by the Advisor and/or its affiliated entities. Additionally, the Company’s ability to secure financing and its real estate operations are dependent upon its Advisor and its affiliates to perform such services as provided in these agreements. Furthermore, the Advisor has and is expected to continue to advance certain organization and offering costs on behalf of the Company to the extent the Company does not have sufficient funds to pay such costs. As of December 31, 2015, the Company owed the Advisor and its affiliated entities an aggregate of approximately $1.2 million, which was principally for organization and offering costs paid on its behalf, and is classified as due to related parties on the consolidated balance sheet. During the nine months ended September 30, 2016, the Company (i) was charged $88,010 for certain services and costs paid on its behalf, including $36,298 of offering-related costs that were recorded as a reduction of APIC, and (ii) made payments totaling approximately $1.3 million and as a result, as of September 30, 2016, no amounts were due to the Advisor. During the nine months ended September 30, 2015, the Company was charged $83,728 for offering-related costs that were recorded as a reduction of APIC.

During the three and nine months ended September 30, 2016, the Company paid the Advisor acquisition fees of approximately $593,000 and approximately $1.0 million, respectively. During the three and nine months ended September 30, 2015, the Company paid the Advisor acquisition fees of $0 and $269,000, respectively.

From time to time, the Company may purchase title insurance from an agency in which its Sponsor owns a 50% limited partnership interest (the “Affiliated Title Insurance Agency”). Because the Affiliated Title Insurance Agency receives fees for providing title insurance, our Advisor may face a conflict of interest when considering the terms of purchasing title insurance from the Affiliated Title Insurance Agency. However, before the Company purchases any title insurance, an independent title consultant with more than 25 years of experience in the title insurance industry reviews the transaction, and performs market research and competitive analysis on our behalf. During the three and nine months ended September 30, 2016 the Company paid $104,648 and $143,768 , respectively, and during both the three and nine months ended September 30, 2015 the Company paid $0 and $20,870, respectively, to the Affiliated Title Insurance Agency.

8.	Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, deposits, accounts receivable (included in prepaid expenses and other assets), accounts payable and accrued expenses and due to/from related parties approximated their fair values because of the short maturity of these instruments.

As of September 30, 2016, the estimated fair value of the mortgage payable approximated its carrying value ($45.4 million) because of its floating interest rate.

9.	Commitments and Contingencies

Legal Proceedings

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes. As of the date hereof, we are not a party to any material pending legal proceedings.

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LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

10.	Distributions

Distribution Payments

On August 14, 2016, September 15, 2016 and October 14, 2016, the Company paid distributions for the months ended July 31, 2016, August 31, 2016 and September 30, 2016, respectively, of $1,356,109. The distributions were paid in full using a combination of cash and 68,153 shares of the Company’s common stock issued pursuant to the Company’s DRIP, at a discounted price of $9.50 per share. The distributions were paid from a combination of cash flows provided by operations ($708,655 or 52%) and excess cash proceeds from the issuance of common stock through the Company’s DRIP ($647,455 or 48%).

Distribution Declaration

On November 14, 2016, the Board of Directors authorized and the Company declared a distribution for each month during the three-month period ending March 31, 2017. The distributions will be calculated based on shareholders of record each day during the month at a rate of $0.00164383 per day, and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00 payable on or about the 15th day following each month end to stockholders of record at the close of business on the last day of the prior month. The Company’s stockholders have an option to elect the receipt of Common Shares under the Company’s DRIP.

11.	Subsequent Events

Home2 Suites Promissory Note

On October 5, 2016, the Company, entered into a promissory note (the “Home2 Suites Promissory Note”) for approximately $28.4 million. The Home2 Suites Promissory Note has a term of five years, bears interest at 4.73% and requires monthly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Home2 Suites Promissory Note is cross-collateralized by the Home2 Suites Hotel Portfolio.

Acquisition of Staybridge Suites Located in Austin, Texas (the “Staybridge – Austin”)

On October 7, 2016, the Company completed the acquisition of an 80-room select service hotel located Austin, Texas, (the “Staybridge – Austin”) from an unrelated third party, for an aggregate purchase price of approximately $10.0 million, excluding closing and other related transaction costs. In connection with the acquisition, the Company’s Advisor received an acquisition fee equal to 1.0% of the contractual purchase price, $100,000. The acquisition was funded with approximately $10.0 million of of proceeds from the Home2 Suites Promissory Note.

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PART I. FINANCIAL INFORMATION, CONTINUED:

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the accompanying consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust III, Inc. and Subsidiaries and the notes thereto. As used herein, the terms “we,” “our” and “us” refer to Lightstone Value Plus Real Estate Investment Trust III, Inc., a Maryland corporation, and, as required by context, Lightstone Value Plus REIT III, L.P., which we collectively refer to as the “Operating Partnership”.

Forward-Looking Statements

Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”), contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Lightstone Value Plus Real Estate Investment Trust III, Inc. and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements.

Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.

Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, competition, tenant or joint venture partner(s) bankruptcies, our lack of operating history, the availability of cash flows from operations to pay distributions, changes in governmental, tax, real estate and zoning laws and regulations, failure to increase tenant occupancy and operating income, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of various tenants and industries, the failure of the Company to make additional investments in real estate properties, the failure to upgrade our tenant mix, restrictions in current financing arrangements, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure of the Company to continue to qualify as a real estate investment trust (“REIT”), the failure to refinance debt at favorable terms and conditions, an increase in impairment charges, loss of key personnel, failure to achieve earnings/funds from operations targets or estimates, conflicts of interest with the Advisor and the Sponsor and their affiliates, failure of joint venture relationships, significant costs related to environmental issues as well as other risks listed from time to time in this Form 10-Q, our form 10-K, our Registration Statements on Form S-11, as the same may be amended and supplemented from time to time, and in the Company’s other reports filed with the SEC.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Lightstone REIT III”) and Lightstone Value Plus REIT III, LP (the “Operating Partnership”) and its subsidiaries are collectively referred to as the ‘‘Company’’ and the use of ‘‘we,’’ ‘‘our,’’ ‘‘us’’ or similar pronouns refers to the Lightstone REIT III, its Operating Partnership or the Company as required by the context in which such pronoun is used. Lightstone REIT III elected to qualify and be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2015.

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Principally through our Operating Partnership, we have and will continue to seek to acquire hotels and other commercial real estate assets primarily located in the United States. Our acquisitions may include both portfolios and individual properties and may be acquired and operated by us alone or jointly with another party. We may also originate or acquire mortgage loans secured by real estate.

Our registration statement on Form S-11(the “Offering”), pursuant to which we are offering to sell up to 30,000,000 shares of our common stock (which may be referred to herein as ‘‘shares of common stock’’ or as ‘‘Common Shares’’) for an initial offering price of $10.00 per share, subject to certain volume and other discounts (the “Primary Offering”) (exclusive of 10,000,000 shares available pursuant to our distribution reinvestment plan (the “DRIP”) which are offered at a discounted price equivalent to 95% of the Primary Offering price per Common Share) was declared effective by SEC under the Securities Act of 1933 on July 15, 2014. On June 30, 2016, we adjusted our offering price to $9.50 per Common Share in our primary offering, which was equal to our estimated net asset value (“NAV”) per Common Share as of March 31, 2016, and effective July 25, 2016, our offering price was adjusted to $10.00 per Common Share in our primary offering, which is equal to the estimated NAV per Common Share as of June 30, 2016. As of September 30, 2016, we had received aggregate gross proceeds of approximately $98.2 million from the sale of 10.1 million shares of our common stock (including $2.0 million in Common Shares at a purchase price of $9.00 per Common Share to an entity 100% owned by David Lichtenstein, who also owns a majority interest in the Company’s Sponsor). We initially expected to offer the Common Shares offered in our Primary Offering over a two-year period, or until July 15, 2016. However, because we had not sold all the Common Shares offered in our Primary Offering within two years, we will continue the Primary Offering for an additional year, until July 15, 2017, provided that the Offering will be terminated if all 30.0 million shares of our common stock are sold before such date. We reserve the right to reallocate the shares of common stock we are offering between the Primary Offering and the DRIP. Additionally, the Offering may be terminated at any time.

Capital required for the purchases of real estate and/or real estate-related investments is expected to be obtained from the public offering of shares of our common stock, and from any indebtedness that we may incur either in connection with the acquisition of any real estate and real estate related investments or thereafter. We are dependent upon the net proceeds from public offerings of our common stock to conduct our proposed activities.

We sold 20,000 Common Shares to Lightstone Value Plus REIT III LLC, a Delaware limited liability company (the ‘‘Advisor’’), an entity majority owned by David Lichtenstein, on December 24, 2012, for $10.00 per share. Mr. Lichtenstein also is a majority owner of the equity interests of our sponsor, The Lightstone Group, LLC (the ‘‘Sponsor’’).

Lightstone SLP III LLC (the ‘‘Special Limited Partner’’), a Delaware limited liability company of which Mr. Lichtenstein is the majority owner, is a special limited partner in the Operating Partnership and has committed to make a significant equity investment in the Company of up to $36.0 million, which is equivalent to 12.0% of the $300.0 million maximum amount of the Offering. Specifically, the Special Limited Partner has committed to purchase subordinated participation interests in the Operating Partnership (the “Subordinated Participation Interests”) quarterly in an amount equal to the product of (i) $10.00 minus our then current NAV per Common Share, multiplied by (ii) the number of our Common Shares outstanding. The Operating Partnership will issue one Subordinated Participation Interest for each $50,000 in cash or interests in real property of equivalent value that the Special Limited Partner contributes. The Special Limited Partner’s obligation will continue until the earlier of: (i) the termination of our Offering; (ii) the Special Limited Partner’s purchase of an aggregate of $36.0 million of Subordinated Participation Interests and (iii) our receipt of gross offering proceeds of $300.0 million. Through September 30, 2016, the Special Limited Partner purchased an aggregate of approximately 242 Subordinated Participation Interests in consideration of $12.1 million, including approximately 228 Subordinated Participation Interests in consideration of $11.4 million during the nine months ended September 30, 2016. The Special Limited Partner may elect to purchase the Subordinated Participation Interests for cash or may contribute interests in real property of equivalent value. The Subordinated Participation Interests may be entitled to receive liquidation distributions upon the liquidation of Lightstone REIT III.

We have no employees. We have retained the Advisor to manage our affairs on a day-to-day basis. Beacon Property Management Limited Liability Company and Paragon Retail Property Management LLC (the ‘‘Property Managers’’), both affiliates of the Sponsor, may serve as property managers and/or we may utilize third-party property managers. Orchard Securities, LLC (the ‘‘Dealer Manager’’), a third-party not affiliated with us, our Sponsor or our Advisor, serves as the dealer manager of our public offering. In addition to Property Managers, the Advisor is also an affiliate of our Sponsor. These related parties will receive compensation and fees for services related to the investment and management of our assets. These entities will receive fees during our offering, acquisition, operational and liquidation stages.

To qualify or maintain our qualification as a REIT, we engage in certain activities through wholly-owned taxable REIT subsidiaries (“TRS”). As such, we are subject to U.S. federal and state income and franchise taxes from these activities.

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Current Environment

Our operating results as well as our investment opportunities are impacted by the health of the North American economies.  Our business and financial performance may be adversely affected by current and future economic conditions, such as availability of credit, financial markets volatility, and recession.

Our business may be affected by market and economic challenges experienced by the U.S. and global economies. These conditions may materially affect the value and performance of our properties, and may affect our ability to pay distributions, the availability or the terms of financing that we have or may anticipate utilizing, and our ability to make principal and interest payments on, or refinance, any outstanding debt when due.

We are not aware of any other material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from the acquisition and operation of real estate and real estate related investments, other than those referred to in this Form 10-Q.

Portfolio Summary –

				Year to Date	Percentage Occupied for the Nine Months Ended	Revenue per Available Room for the Nine Months Ended	Average Daily Rate For the Nine Months Ended
	Location	Year Built	Date Acquired	Available Rooms	September 30, 2016	September 30, 2016	September 30, 2016

Hampton Inn – Des Moines	Des Moines, Iowa	1987	2/4/2015	32,880	69%	$86.19	$124.37
							.
Courtyard - Durham	Durham, North Carolina	1996	5/15/2015	40,004	75%	$76.63	$102.76

Hampton Inn – Lansing	Lansing, Michigan	2013	3/10/2016	17,630	77%	$98.73	$128.17
							.
Courtyard - Warwick	Warwick, Rhode Island	2003	3/23/2016	17,664	85%	$118.20	$138.49

SpringHill Suites - Green Bay	Green Bay, Wisconsin	2007	5/2/2016	19,304	80%	$114.54	$143.56

Home2 Suites – Salt Lake	Salt Lake City, Utah	2013	8/2/2016	7,500	79%	$95.24	$120.90

Home2 Suites – Tukwila	Tukwila, Washington	2015	8/2/2016	8,340	90%	$132.63	$147.56

Fairfield Inn – Austin	Austin, Texas	2014	9/13/2016	1,512	71%	$85.28	$119.50

			Total	144,834	77%	$95.89	$124.94

Critical Accounting Policies and Estimates

There were no material changes during the three months ended September 30, 2016 to our critical accounting policies as reported in our Annual Report on Form 10-K for the year ended December 31, 2015.

Results of Operations

During 2015, we acquired our first investment property, the Hampton Inn – Des Moines on February 4, 2015 and subsequently acquired the Courtyard – Durham on May 15, 2015. During 2016, we acquired the Hampton Inn – Lansing on March 10, 2016, the Courtyard – Warwick on March 23, 2016, the SpringHill Suites – Green Bay on May 2, 2016, the Home2 Suites Hotel Portfolio on August 2, 2016 and the Fairfield Inn – Austin on September 16, 2016. As a result, we have eight investment properties as of September 30, 2016. The operating results of these investment properties are reflected in our consolidated statements of operations commencing from their respective dates of acquisition.

Our primary financial measure for evaluating the operating performance of our properties is net operating income (“NOI”). NOI represents revenues less property operating expenses, real estate taxes and general and administrative expenses. We believe that NOI is helpful to investors as a supplemental measure of the operating performance of a real estate company because it is a direct measure of the actual operating results of our properties.

Comparison of the Three Months Ended September 30, 2016 vs. September 30, 2015

Consolidated

The rental revenue, property operating expenses, real estate taxes and depreciation and amortization for the three months ended September 30, 2016 is attributable to the Hampton Inn – Des Moines, the Courtyard – Durham, the Hampton Inn – Lansing, the Courtyard – Warwick, the SpringHill Suites – Green Bay, the Home2 Suites Hotel Portfolio from August 2, 2016 and the Fairfield Inn – Austin from September 13, 2016.

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The rental revenue, property operating expenses, real estate taxes and depreciation and amortization for the three months ended September 30, 2015 is attributable to the Hampton Inn – Des Moines and the Courtyard – Durham.

Rental revenue

Rental revenue increased by $5.4 million to $7.6 million during the three months ended September 30, 2016 compared to 2.2 million for the same period in 2015. Approximately $5.4 million of the increase was attributable to the hotels acquired subsequent to the 2015 period.

Property operating expenses

Property operating expenses increased by $2.8 million to $4.1 million during the three months ended September 30, 2016 compared to $1.3 million for the same period in 2015. Approximately $2.8 million of the increase was attributable to the hotels acquired subsequent to the 2015 period.

Real estate taxes

Real estate taxes increased by $187,533 to $261,822 during the three months ended September 30, 2016 compared to $74,289 for the same period in 2015. Approximately $161,000 of the increase was attributable to the hotels acquired subsequent to the 2015 period. Approximately $20,000 of the increase was attributable to the Hampton Inn – Des Moines.

General and administrative expense

General and administrative expense increased by $716,834 to $841,658 during the three months ended September 30, 2016 compared to $124,824 for the same period in 2015. The increase reflects (i) higher acquisition fees and acquisition-related costs of approximately $615,000 in the 2016 period and (ii) an increase in accounting, legal and corporate filing fees.

Depreciation and amortization

Depreciation and amortization expense increased by $711,968 to $959,128 during the three months ended September 30, 2016 compared to $247,160 for the same period in 2015. Approximately $668,000 of the increase was attributable to the hotels acquired subsequent to the 2015 period. Approximately $44,000 of the increase was attributable to the Hampton Inn – Des Moines and the Courtyard – Durham.

Interest expense

Interest expense was $847,809 during the three months ended September 30, 2016 and compared to $330,198 for the same period in 2015. Interest expense is attributable to financings associated with our hotels which included origination fees of $187,500.

Comparison of the Nine Months Ended September 30, 2016 vs. September 30, 2015

Consolidated

The rental revenue, property operating expenses, real estate taxes and depreciation and amortization for the nine months ended September 30, 2016 is attributable to the Hampton Inn – Des Moines and the Courtyard – Durham and the Hampton Inn – Lansing, the Courtyard – Warwick, the SpringHill Suites – Green Bay, the Home2 Suites Hotel Portfolio and the Fairfield Inn – Austin from their respective dates of acquisition.

The rental revenue, property operating expenses, real estate taxes and depreciation and amortization for the nine months ended September 30, 2015 is attributable to the Hampton Inn – Des Moines and the Courtyard – Durham from their respective dates of acquisition.

Rental revenue

Rental revenue increased by $10.2 million to $14.5 million during the nine months ended September 30, 2016 compared to $4.3 million for the same period in 2015. Approximately $8.3 million of the increase was attributable to the hotels acquired subsequent to the 2015 period and $1.9 million of the increase was attributable to the Hampton Inn – Des Moines and the Courtyard – Durham which did not have a full nine months of operations in the 2015 period.

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Property operating expenses

Property operating expenses increased by $5.7 million to $8.2 million during the nine months ended September 30, 2016 compared to $2.5 million for the same period in 2015. Approximately $4.4 million of the increase was attributable to the hotels acquired subsequent to the 2015 period and $1.3 million of the increase was attributable to the Hampton Inn – Des Moines and the Courtyard – Durham which did not have a full nine months of operations in the 2015 period.

Real estate taxes

Real estate taxes increased by $0.4 million to $0.6 million during the nine months ended September 30, 2016 compared to $0.2 million for the same period in 2015. Approximately $0.3 million of the increase was attributable to the hotels acquired subsequent to the 2015 period and $0.1 million of the increase was attributable to the Hampton Inn – Des Moines and the Courtyard – Durham which did not have a full nine months of operations in the 2015 period.

General and administrative expense

General and administrative expense increased by $1.5 million to $2.3 million during the nine months ended September 30, 2016 compared to $0.8 million for the same period in 2015. The increase reflects (i) higher acquisition fees and acquisition-related costs of $1.3 million in the 2016 period and (ii) an increase in accounting and corporate filing fees.

Depreciation and amortization

Depreciation and amortization expense increased by $1.4 million to $1.9 million during the nine months ended September 30, 2016 compared to $0.5 million for the same period in 2015. Approximately $1.3 million of the increase was attributable to the hotels acquired subsequent to the 2015 period and $0.1 million of the increase was attributable to the Hampton Inn – Des Moines and the Courtyard – Durham which did not have a full nine months of operations in the 2015 period.

Interest expense

Interest expense was $1.3 million during the nine months ended September 30, 2016 and compared to $0.7 million for the same period in 2015. Interest expense is attributable to financings associated with our hotels Interest expense is attributable to financings associated with our hotels which included origination fees of $276,667.

Financial Condition, Liquidity and Capital Resources

Overview:

For the nine months ended September 30, 2016, our primary source of funds were (i) $59.3 million of proceeds from our sale of shares of common stock under our Offering, (ii) $45.4 million in proceeds from our mortgage payable and (iii) $11.4 million from the purchase of approximately 228 Subordinated Participation Interests by the Special Limited Partner.

We have and intend to continue to utilize leverage either in connection with acquiring our properties or subsequent to their acquisition. The number of different properties we will acquire will be affected by numerous factors, including, the amount of funds available to us. When interest rates on mortgage loans are high or financing is otherwise unavailable on terms that are satisfactory to us, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

Our future sources of funds will primarily consist of (i) proceeds from our sale of shares of common stock under our Offering, (ii) cash flows from our operations, (iii) proceeds from our borrowings, (iv) proceeds from the sale of Subordinated Participation Interests and (v) our DRIP. We currently believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

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Revolving Credit Facility

On July 13, 2016, we entered into a $60.0 million revolving credit facility (the “Revolving Credit Facility”), with a bank. The Revolving Credit Facility bears interest at Libor plus 4.95% and provides a line of credit over the next three years, with two, one-year options to extend solely at the discretion of the lender. Interest is payable monthly and the entire unpaid principal balance is due upon expiration of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, we may designate properties as collateral that allows us to borrow up to a 65.0% loan-to-value ratio of the properties. On July 13, 2016 we received initial advances aggregating $45.4 million under the Revolving Credit Facility which is secured by five hotel properties consisting of the SpringHill Suites - Green Bay, the Hampton Inn - Des Moines, the Hampton Inn - Lansing, the Courtyard - Durham, and the Courtyard - Warwick, and as a result, $14.6 million remained available under the Revolving Credit Facility.’

Approximately $14.4 million of the financing proceeds were used to repay the outstanding interest and principal balance on two existing revolving promissory notes which were terminated in connection with the closing of the Revolving Credit Facility.

Home2 Suites Promissory Note

On October 5, 2016, we entered into a promissory note (the “Home2 Suites Promissory Note”) for approximately $28.4 million. The Home2 Suites Promissory Note has a term of five years, bears interest at 4.73% and requires monthly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Home2 Suites Promissory Note is cross-collateralized by the Home2 Suites Hotel Portfolio.

We intend to limit our aggregate long-term permanent borrowings to 75% of the aggregate fair market value of all properties unless any excess borrowing is approved by a majority of the independent directors and is disclosed to our stockholders. Market conditions will dictate our overall leverage limit; as such our aggregate long-term permanent borrowings may be less than 75% of aggregate fair market value of all properties. We may also incur short-term indebtedness, having a maturity of two years or less.

Our charter provides that the aggregate amount of our borrowing, both secured and unsecured, may not exceed 300% of net assets in the absence of a satisfactory showing that a higher level is appropriate, the approval of our Board of Directors and disclosure to stockholders. Net assets means our total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less our total liabilities, calculated at least quarterly on a basis consistently applied. Any excess in borrowing over such 300% of net assets level must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report to stockholders, along with justification for such excess. Market conditions will dictate our overall leverage limit; as such our aggregate borrowings may be less than 300% of net assets. As of September 30, 2016, our total borrowings were approximately $45.4 million which represented 48% of our net assets.

Our future borrowings may consist of single-property mortgages as well as mortgages cross-collateralized by a pool of properties. Such mortgages may be put in place either at the time we acquire a property or subsequent to our purchasing a property for cash. In addition, we may acquire properties that are subject to existing indebtedness where we choose to assume the existing mortgages. Generally, though not exclusively, we intend to seek to encumber our properties with non-recourse debt. This means that a lender’s rights on default will generally be limited to foreclosing on the property. However, we may, at our discretion, secure recourse financing or provide a guarantee to lenders if we believe this may result in more favorable terms. When we give a guaranty for a property owning entity, we will be responsible to the lender for the satisfaction of the indebtedness if it is not paid by the property owning entity.

In general the type of future financing executed by us to a large extent will be dictated by the nature of the investment and current market conditions. For long-term real estate investments, it is our intent to finance future acquisitions using long-term fixed rate debt. However there may be certain types of investments and market circumstances which may result in variable rate debt being the more appropriate choice of financing. To the extent floating rate debt is used to finance the purchase of real estate, management will evaluate a number of protections against significant increases in interest rates, including the purchase of interest rate cap instruments.

We may also obtain lines of credit to be used to acquire properties. If obtained, these lines of credit will be at prevailing market terms and will be repaid from offering proceeds, proceeds from the sale or refinancing of properties, working capital and/or permanent financing. Our Sponsor and/or its affiliates may guarantee our lines of credit although they are not obligated to do so. We may draw upon lines of credit to acquire properties pending our receipt of proceeds from our public offerings. We expect that such properties may be purchased by our Sponsor’s affiliates on our behalf, in our name, in order to minimize the imposition of a transfer tax upon a transfer of such properties to us.

In addition to making investments in accordance with our investment objectives, we have used and expect to continue use our capital resources to make certain payments to our Advisor, our Dealer Manager, and our Property Manager during the various phases of our organization and operation. During our organizational and offering stage, these payments include payments to our Dealer Manager for selling commissions and the dealer manager fee, and payments to our Advisor for the reimbursement of organization and other offering costs.

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Selling commissions and dealer manager fees are paid to the Dealer Manager or soliciting dealers, as applicable, pursuant to various agreements, and other third-party offering costs such as registration fees, due diligence fees, marketing costs, and professional fees are accounted for as a reduction against additional paid-in capital as costs are incurred. Any organizational costs are accounted for as general and administrative costs. The following table represents the selling commissions and dealer manager fees and other offering costs for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Selling commissions and dealer manager fees	$2,861,775	$809,752	$5,589,904	$1,877,367
Other offering costs	$(12,524)	$524,175	$478,963	$1,498,048

Since commencement of our Offering through September 30, 2016, we have incurred approximately $9.0 million in selling commissions and dealer manager fees and $4.5 million of other offering costs in connection with the public offering of shares of our common stock. Our Advisor has and we expect will continue to advance organization and offering costs to the extent that we do not have the funds available to pay such expenses, although our Advisor is under no obligation to continue to advance such expenses.  As of December 31, 2015, we owed the Advisor and its affiliated entities an aggregate of approximately $1.2 million, which was principally for organization and offering costs paid on our behalf. During the nine months ended September 30, 2016, we were (i) charged $88,010 for certain services and costs paid on our behalf, including $36,298 of offering-related costs that were recorded as a reduction of APIC, and (ii) made payments totaling approximately $1.3 million and as a result, as of September 30, 2016, no amounts were due to the Advisor. Additionally, during the nine months ended September 30, 2016, we paid the Advisor acquisition fees of approximately $1.0 million.

We expect that organization and offering costs, other than selling commissions and dealer manager fees, will amount to approximately 2.0% of our gross offering proceeds. In no event will aggregate organization and offering costs exceed 15.0% of gross offering proceeds over the life of the offering. During the initial stage of our Offering, the organization and offering costs may exceed 15.0% of gross offering proceeds since many of the expenses incurred in relation to the Offering are incurred prior to the sale of shares of our common stock.

During the acquisition and development stage, payments may include asset acquisition fees and financing coordination fees, and the reimbursement of acquisition related expenses to our Advisor. During the operational stage, we will pay our Property Managers and/or other third party property managers a property management fee and our Advisor an asset management fee or asset management participation or construction management fees. We will also reimburse our Advisor and its affiliates for actual expenses it incurs for administrative and other services provided to us. Upon liquidation of assets, we may pay our Advisor or its affiliates a real estate disposition commission. Additionally, our Operating Partnership may be required to make distributions to Lightstone SLP III LLC, an affiliate of the Advisor.

Summary of Cash Flows

The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	For the Nine Months Ended September 30,
	2016	2015

Net cash provided by operating activities	$2,877,083	$579,486
Net cash used in investing activities	(102,575,026)	(26,307,573)
Net cash provided by financing activities	103,588,678	28,395,797
Net change in cash	3,890,735	2,667,710
Cash, beginning of year	6,747,401	1,738,026
Cash, end of the period	$10,638,136	$4,405,736

Our principal sources of cash flow were derived from proceeds received from our Offering, proceeds from borrowings, proceeds from the purchase of Subordinated Participation Interests by the Special Limited Partner and operating cash flows provided by our properties. In the future, we expect to acquire additional properties which we expect will provide us with a relatively consistent stream of cash flow to sufficiently fund our operating expenses, any scheduled debt service and any monthly distributions authorized by our Board of Directors.

Our principal demands for liquidity currently are expected to be acquisition and development activities, scheduled debt service and costs associated with our public offerings. The principal sources of funding for our operations are currently expected to be proceeds from the issuance of equity securities and financings.

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Operating activities

The net cash provided by operating activities of $2.9 million during the nine months ended September 30, 2016 consisted of our net income of $0.3 million adjusted for depreciation and amortization, amortization of deferred financing costs and other non-cash items aggregating $2.2 million and net changes in operating assets and liabilities of $0.4 million.

Investing activities

The cash used in investing activities of $102.6 million during the nine months ended September 30, 2016 primarily consisted of approximately $10.5 million for the purchase of the Hampton Inn –Lansing, $12.4 million for the purchase of the Courtyard – Warwick, $18.3 million for the purchase of the SpringHill Suites – Green Bay, $47.3 million for the purchase of the Home2 Suites Hotel Portfolio, $12.0 million for the purchase of the Fairfield Inn– Austin and refundable escrow deposits of $0.5 million.

Financing activities

The net cash provided by financing activities of $103.6 million during the nine months ended September 30, 2016 consisted of $59.3 million of offering proceeds, $45.4 million in proceeds from our Revolving Credit Facility and $11.4 million for the purchase of approximately 228 Subordinated Participation Interests by the Special Limited Partner partially offset by the payment of $7.1 million of commissions and offering costs, $2.1 million in net payments on our Revolving Promissory Notes Payable – Related Party, cash distributions of $1.7 million to our common stockholders and the payment of loan fees and expenses of $1.4 million.

We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other than these sources within the next twelve months.

DRIP and Share Repurchase Program

Our DRIP provides our stockholders with an opportunity to purchase additional shares of our common stock at a discount by reinvesting distributions. The Offering provides for 10.0 million shares available for issuance under our DRIP at a discounted price equivalent to 95% of the Primary Offering price per share. Through September 30, 2016, approximately 145,100 shares of common stock had been issued under our DRIP and approximately 9.9 million shares remain available for issuance.

Our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to certain restrictions.

As of September 30, 2016, approximately 18,100 shares of common stock have been repurchased under our share repurchase program.

Our Board of Directors reserves the right to terminate either program for any reason without cause by providing written notice of termination of the DRIP to all participants or written notice of termination of the share repurchase program to all stockholders.

Contractual Obligations

The following is a summary of the estimated contractual obligations related to our mortgage payable over the next five years and thereafter as of September 30, 2016.

	Remainder of
Contractual Obligations	2016	2017	2018	2019	2020	Thereafter	Total
Principal maturities	$-	$-	$-	$45,370,000	$-	$-	$45,370,000
Interest payments	664,671	2,665,989	2,665,989	1,636,114	-	-	7,632,763
Total	$664,671	$2,665,989	$2,665,989	$47,006,114	$-	$-	$53,002,763

Home2 Suites Promissory Note

In addition to the mortgage payable described above, On October 5, 2016, the Company, entered into a promissory note (the “Home2 Suites Promissory Note”) for approximately $28.4 million. The Home2 Suites Promissory Note has a term of five years, bears interest at 4.73% and requires monthly interest payments through its stated maturity with the entire unpaid balance due upon maturity. The Home2 Suites Promissory Note is cross-collateralized by the Home2 Suites Hotel Portfolio.

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Funds from Operations and Modified Funds from Operations

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings, improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including, but not limited to, inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using the historical accounting convention for depreciation and certain other items may be less informative.

Because of these factors, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has published a standardized measure of performance known as funds from operations ("FFO"), which is used in the REIT industry as a supplemental performance measure. We believe FFO, which excludes certain items such as real estate-related depreciation and amortization, is an appropriate supplemental measure of a REIT's operating performance. FFO is not equivalent to our net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards set forth in the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, but excluding gains or losses from sales of property and real estate related impairments, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

We believe that the use of FFO provides a more complete understanding of our performance to investors and to management, and, when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Changes in the accounting and reporting promulgations under GAAP that were put into effect in 2009 subsequent to the establishment of NAREIT's definition of FFO, such as the change to expense as incurred rather than capitalize and depreciate acquisition fees and expenses incurred for business combinations, have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed under GAAP across all industries. These changes had a particularly significant impact on publicly registered, non-listed REITs, which typically have a significant amount of acquisition activity in the early part of their existence, particularly during the period when they are raising capital through ongoing initial public offerings.

Because of these factors, the Investment Program Association ("IPA"), an industry trade group, has published a standardized measure of performance known as modified funds from operations ("MFFO"), which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs. MFFO is designed to be reflective of the ongoing operating performance of publicly registered, non-listed REITs by adjusting for those costs that are more reflective of acquisitions and investment activity, along with other items the IPA believes are not indicative of the ongoing operating performance of a publicly registered, non-listed REIT, such as straight-lining of rents as required by GAAP. We believe it is appropriate to use MFFO as a supplemental measure of operating performance because we believe that, when compared year over year, both before and after we have deployed all of our offering proceeds and are no longer incurring a significant amount of acquisition fees or other related costs, it reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. MFFO is not equivalent to our net income or loss as determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the IPA's Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations (the "Practice Guideline") issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for acquisition and transaction-related fees and expenses and other items. In calculating MFFO, we follow the Practice Guideline and exclude the following items:

• acquisition fees and expenses; non-cash amounts related to straight-line rent and the amortization of above- or below-market and in-place intangible lease assets and liabilities (which are adjusted in order to reflect such payments from an accrual basis of accounting under GAAP to a cash basis of accounting);

• amortization of a premium and accretion of a discount on debt investments;

• non-recurring impairment of real estate-related investments;

• realized gains (losses) from the early extinguishment of debt;

• realized gains (losses) on the extinguishment or sales of hedges, foreign exchange, securities and other derivative holdings except where the trading of such instruments is a fundamental attribute of our business;

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• unrealized gains (losses) from fair value adjustments on real estate securities, including CMBS and other securities, interest rate swaps and other derivatives not deemed hedges and foreign exchange holdings;

• unrealized gains (losses) from the consolidation from, or deconsolidation to, equity accounting;

• adjustments related to contingent purchase price obligations; and

• adjustments for consolidated and unconsolidated partnerships and joint ventures calculated to reflect MFFO on the same basis as above.

Certain of the above adjustments are also made to reconcile net income (loss) to net cash provided by (used in) operating activities, such as for the amortization of a premium and accretion of a discount on debt and securities investments, amortization of fees, any unrealized gains (losses) on derivatives, securities or other investments, as well as other adjustments.

MFFO excludes non-recurring impairment of real estate-related investments. We assess the credit quality of our investments and adequacy of reserves on a quarterly basis, or more frequently as necessary. Significant judgment is required in this analysis. We consider the estimated net recoverable value of a loan as well as other factors, including but not limited to the fair value of any collateral, the amount and the status of any senior debt, the prospects for the borrower and the competitive situation of the region where the borrower does business.

We believe that, because MFFO excludes costs that we consider more reflective of acquisition activities and other non-operating items, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring properties and once our portfolio is stabilized. We also believe that MFFO is a recognized measure of sustainable operating performance by the non-listed REIT industry and allows for an evaluation of our performance against other publicly registered, non-listed REITs.

Not all REITs, including publicly registered, non-listed REITs, calculate FFO and MFFO the same way. Accordingly, comparisons with other REITs, including publicly registered, non-listed REITs, may not be meaningful. Furthermore, FFO and MFFO are not indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as determined under GAAP as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with GAAP measurements as an indication of our performance. FFO and MFFO should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The methods utilized to evaluate the performance of a publicly registered, non-listed REIT under GAAP should be construed as more relevant measures of operational performance and considered more prominently than the non-GAAP measures, FFO and MFFO, and the adjustments to GAAP in calculating FFO and MFFO.

Neither the SEC, NAREIT, the IPA nor any other regulatory body or industry trade group has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, NAREIT, the IPA or another industry trade group may publish updates.

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The below table illustrates the items deducted from or added to net income/(loss) in the calculation of FFO and MFFO during the periods presented. The table discloses MFFO in the IPA recommended format and MFFO without the straight-line rent adjustment which management also uses as a performance measure.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net income/(loss)	$580,516	$122,075	$316,349	$(308,506)
FFO adjustments:
Depreciation and amortization of real estate assets	959,128	247,160	1,850,880	499,032
FFO	1,539,644	369,235	2,167,229	190,526
MFFO adjustments:

Acquisition and other transaction related costs expensed	661,283	44,918	1,860,549	554,489
MFFO	2,200,927	414,153	4,027,778	745,015
Straight-line rent(1)	-	-	-	-
MFFO - IPA recommended format	$2,200,927	$414,153	$4,027,778	$745,015

Net income/(loss)	$580,516	$122,075	$316,349	$(308,506)
Less: net (income)/loss attributable to noncontrolling interests	(14)	(25)	(12)	48
Net income/(loss) applicable to Company's common shares	$580,502	$122,050	$316,337	$(308,458)
Net income/(loss) per common share, basic and diluted	$0.06	$0.06	$0.05	$0.26

FFO	$1,539,644	$369,235	$2,167,229	$190,526
Less: FFO attributable to noncontrolling interests	(34)	(36)	(59)	(19)
FFO attributable to Company's common shares	$1,539,610	$369,199	$2,167,170	$190,507
FFO per common share, basic and diluted	$0.17	$0.20	$0.32	$0.16

MFFO - IPA recommended format	$2,200,927	$414,153	$4,027,778	$745,015
Less: MFFO attributable to noncontrolling interests	(47)	(40)	(109)	(113)
MFFO attributable to Company's common shares	$2,200,880	$414,113	$4,027,669	$744,902

Weighted average number of common shares outstanding, basic and diluted	8,963,369	1,887,861	6,833,481	1,194,195

(1)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

Distributions Declared by our Board of Directors and Source of Distributions

The following table provides a summary of our quarterly distributions declared during the periods presented. The amount of distributions paid to our stockholders in the future will be determined by our Board of Directors and is dependent on a number of factors, including funds available for payment of dividends, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code. Additionally, our stockholders have the option to elect the receipt of shares in lieu of cash under our DRIP.

	Year to Date September 30, 2016		Three Months Ended September 30, 2016		Three Months Ended June 30, 2016		Three Months Ended March 31, 2016
Distribution period:		Percentage of Distributions	Q3 2016	Percentage of Distributions	Q2 2016	Percentage of Distributions	Q1 2016	Percentage of Distributions

Date distribution declared			August 5, 2016		May 2, 2016		November 13, 2015 & March 14, 2016

Date distribution paid			August 15, 2016 September 15, 2016 October 14, 2016		May 16, 2016, June 15, 2016, & July 15, 2016		February 15, 2016, March 15, 2016, & April 15, 2016

Distributions paid	$1,897,499		$708,655		$825,940		$362,904
Distributions reinvested	1,181,074		647,455		174,361		359,258
Total Distributions	$3,078,573		$1,356,110		$1,000,301		$722,162

Source of distributions:
Cash flows provided by operations	$1,897,499	62%	$708,655	52%	$825,940	83%	$242,327	34%
Offering proceeds	-	0%	-	-	-	-	120,577	17%
Proceeds from issuance of common stock through DRIP	1,181,074	38%	647,455	48%	174,361	17%	359,258	49%
Total Sources	$3,078,573	100%	$1,356,110	100%	$1,000,301	100%	$722,162	100%

Cash flows provided by operations (GAAP basis)	$2,877,083		$998,979		$1,635,777		$242,327

Number of shares of common stock issued pursuant to the Company's DRIP
	125,279		68,153		19,309		37,817

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	Year to Date September 30, 2015		Three Months Ended September 30, 2015		Three Months Ended June 30, 2015		Three Months Ended March 31, 2015
Distribution period:		Percentage of Distributions	Q3 2015	Percentage of Distributions	Q2 2015	Percentage of Distributions	Q1 2015	Percentage of Distributions

Date distribution declared			August 14, 2015		May 14, 2015		January 14, 2015

Date distribution paid			August 15, 2015, September 15, 2015, & October 15, 2015		May 15, 2015, June 15, 2015, & July 15, 2015		March 15, 2015 & April 15, 2015

Distributions paid	$348,676		$167,976		$112,612		$68,088
Distributions reinvested	196,597		117,554		59,605		19,438
Total Distributions	$545,273		$285,530		$172,217		$87,526

Source of distributions:
Cash flows provided by operations	$348,676	64%	$167,976	59%	$112,615	65%	$-	-
Offering proceeds	-	0%	-	-	-	-	68,088	78%
Proceeds from issuance of common stock through DRIP	196,597	36%	117,554	41%	59,605	35%	19,438	22%
Total Sources	$545,273	100%	$285,530	100%	$172,220	100%	$87,526	100%

Cash flows provided by operations (GAAP basis)	$579,486		$400,038		$285,757		$(106,309)

Number of shares of common stock issued pursuant to the Company's DRIP
	20,694		12,374		6,274		2,046

The table below presents our cumulative FFO attributable to the Company's common shares:

For the period October 5, 2012
(date of inception) through
September 30, 2016
FFO attributable to Company's common shares	$2,428,201
Distributions Paid	$3,605,352

New Accounting Pronouncements

See Note 2 of the Notes to Consolidated Financial Statements for further information of certain accounting standards that have been issued or adopted during 2016 and certain accounting standards that we have not yet been required to implement and may be applicable to our future operations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. The primary market risk to which we are currently and expect to continue to be exposed is interest rate risk.

We are currently and expect to continue to be exposed to the effects of interest rate changes primarily as a result of borrowings used to maintain liquidity and fund the expansion and refinancing of our real estate investment portfolio and operations. Our interest rate risk management objectives have been and will continue to be to limit the impact of interest rate changes on our earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve our objectives, we may borrow at fixed rates or variable rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes. As of September 30, 2016, we did not have any derivative agreements outstanding.

The following table shows the estimated principal maturities for our mortgage debt during the next five years and thereafter as of September 30, 2016:

	Remainder of
Contractual Obligations	2016	2017	2018	2019	2020	Thereafter	Total
Principal maturities	$-	$-	$-	$45,370,000	$-	$-	$45,370,000

Our mortgage payable requires the maintenance of certain ratios, including debt service coverage and fixed leverage charge ratio. We are currently in compliance with respect to all of our financial debt covenants.

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The carrying amounts reported in the consolidated balance sheets for cash, deposits, accounts receivable (included in prepaid expenses and other assets) and accounts payable and accrued expenses approximated their fair values because of the short maturity of these instruments.

As of September 30, 2016, the estimated fair value of the mortgage payable approximated its carrying value ($45.4 million) because of its floating interest rate.

In addition to changes in interest rates, the value of our real estate and real estate related investments is subject to fluctuations based on changes in local and regional economic conditions which may affect our ability to obtain or refinance debt in the future. As of September 30, 2016, we had no off-balance sheet arrangements.

We cannot predict the effect of adverse changes in interest rates on our debt and, therefore, our exposure to market risk, nor can we provide any assurance that long-term debt will be available at advantageous pricing. Consequently, future results may differ materially from the estimated adverse changes discussed above.

ITEM 4. CONTROLS AND PROCEDURES.

As of the end of the period covered by this report, management, including our chief executive officer and chief financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures. Based upon, and as of the date of the evaluation, our chief executive officer and chief financial officer concluded that the disclosure controls and procedures were effective to ensure that information required to be disclosed in the reports we file and submit under the Exchange Act is recorded, processed, summarized and reported as and when required.

There have been no changes in our internal control over financial reporting that occurred during the quarter ended September 30, 2016 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II. OTHER INFORMATION:

ITEM 1. LEGAL PROCEEDINGS.

From time to time in the ordinary course of business, the Company may become subject to legal proceedings, claims or disputes.

As of the date hereof, the Company is not a party to any material pending legal proceedings of which the outcome is probable or reasonably possible to have a material adverse effect on its results of operations or financial condition, which would require accrual or disclosure of the contingency and possible range of loss. Additionally, the Company has not recorded any loss contingencies related to legal proceedings in which the potential loss is deemed to be remote.

ITEM 1A. RISK FACTORS

The Company discussed in its Annual Report on Form 10-K various risks that may materially affect its business. The Company uses this section to update this discussion to reflect material developments since its Form 10-K was filed. For the quarter ended September 30, 2016, there were no such material developments.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Recent Sales of Unregistered Securities

During the period covered by this Form 10-Q, the Company did not sell any unregistered securities.

Use of Offering Proceeds

The Company’s sponsor is David Lichtenstein (“Lichtenstein”), who does business as The Lightstone Group, LLC (the “Sponsor”) and is the majority owner of the limited liability company of that name. The Company’s advisor is Lightstone Value Plus REIT III LLC (the “Advisor”), which is wholly owned by its Sponsor.

The Company’s registration statement on Form S-11 (File No. 333-195292) (the “Offering”), pursuant to which it is offering to sell up to 30,000,000 shares of its common stock, par value $0.01 per share, (which may be referred to herein as ‘‘shares of common stock’’ or as ‘‘Common Shares’’) for an initial offering price of $10.00 per share, subject to certain volume and other discounts, (the “Primary Offering”) (exclusive of 10,000,000 shares available pursuant to its distribution reinvestment plan (the “DRIP”) which are offered at a discounted price equivalent to 95% of the Primary Offering price per Common Share) was declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on July 15, 2014. On June 30, 2016, the Company adjusted the offering price to $9.50 per Common Share in its Primary Offering, which was equal to the Company’s estimated net asset value (“NAV”) per Common Share as of March 31, 2016, and effective July 25, 2016, the Company’s offering price was adjusted to $10.00 per Common Share in its Primary Offering, which is equal to the estimated NAV per Common Share as of June 30, 2016. As of September 30, 2016, the Company had received gross proceeds of $98.2 million from the sale of 10.1 million shares of its common stock (including $2.0 million in Common Shares at a purchase price of $9.00 per Common Share to an entity 100% owned by David Lichtenstein, who also owns a majority interest in the Company’s Sponsor). The Company initially expected to offer the Common Shares offered in its Primary Offering over a two-year period, or until July 15, 2016. However, because the Company had not sold all the Common Shares offered in its Primary Offering within two years, the Company will continue the Primary Offering for an additional year, until July 15, 2017, provided that the Offering will be terminated if all 30.0 million shares of our common stock are sold before such date. The Company reserves the right to reallocate the shares of common stock it is offering between the Primary Offering and the DRIP. Additionally, the Offering may be terminated at any time.

On December 24, 2012, the Company sold 20,000 Common Shares to the Advisor for $10.00 per share.

On July 16, 2014, the Advisor contributed $2,000 to the Operating Partnership in exchange for 200 limited partner units in the Operating Partnership. The limited partner has the right to convert operating partnership units into cash or, at the option of the Company, an equal number of common shares of the Company, as allowed by the limited partnership agreement.

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Lightstone SLP III LLC (the ‘‘Special Limited Partner’’), a Delaware limited liability company of which Mr. Lichtenstein is the majority owner, is a special limited partner in the Operating Partnership and has committed to make a significant equity investment in the Company of up to $36.0 million, which is equivalent to 12.0% of the $300.0 million maximum amount of the Offering. Specifically, the Special Limited Partner has committed to purchase subordinated participation interests in the Operating Partnership (the “Subordinated Participation Interests”) quarterly in an amount equal to the product of (i) $10.00 minus our then current estimated NAV per Common Share, multiplied by (ii) the number of our Common Shares outstanding. The Operating Partnership will issue one Subordinated Participation Interest for each $50,000 in cash or interests in real property of equivalent value that the Special Limited Partner contributes. The Special Limited Partner’s obligation will continue until the earlier of: (i) the termination of our Offering; (ii) the Special Limited Partner’s purchase of an aggregate of $36.0 million of Subordinated Participation Interests and (iii) our receipt of gross offering proceeds of $300.0 million. Through September 30, 2016, the Special Limited Partner purchased approximately 242 Subordinated Participation Interests in consideration of $12.1 million, including approximately 228 Subordinated Participation Interests in consideration of $11.4 million during the nine months ended September 30, 2016. The Special Limited Partner may elect to purchase the Subordinated Participation Interests for cash or may contribute interests in real property of equivalent value. The Subordinated Participation Interests may be entitled to receive liquidation distributions upon the liquidation of Lightstone REIT III.

The Company has and expects to continue to utilize a portion of offering proceeds towards funding dealer manager fees, selling commissions and other offering costs.

Below is a summary of the expenses the Company has incurred from October 5, 2012 (date of inception) through September 30, 2016 in connection with the issuance and distribution of registered securities.

Type of Expense Amount
Underwriting discounts and commissions	$9,010,612
Other expenses incurred and paid to non-affiliates	4,490,378
Total offering expenses incurred	$13,500,990

From the Company’s inception date through September 30, 2016, it has used the cumulative net offering proceeds received of approximately $96.8 million (including the purchase of an aggregate of $12.1 million of Subordinated Participation Interests by the Special Limited Partner), after deducting the offering costs incurred of $13.5 million, as follows:

Purchase of investment properties, net of financings	$87,256,728
Cash and cash equivalents, as adjusted	9,239,077
Cash distributions not funded by operations	319,977
Funding of restricted escrows	590,340
Other uses (primarily timing of payables)	(599,404)

Total uses	$96,806,718

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number	Description

31.1*	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended.
31.2*	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended.
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. Pursuant to SEC Release 34-47551 this Exhibit is furnished to the SEC and shall not be deemed to be “filed.”
32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. Pursuant to SEC Release 34-47551 this Exhibit is furnished to the SEC and shall not be deemed to be “filed.”
101*	XBRL (eXtensible Business Reporting Language).The following financial information from Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 14, 2016, formatted in XBRL includes: (1) Consolidated Balance Sheets, (2) Consolidated Statements of Operations, (3) Consolidated Statements of Stockholders’ Equity, (4) Consolidated Statements of Cash Flows, and (5) the Notes to the Consolidated Financial Statement.

 *Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST III, INC.

Date: November 14, 2016	By:	/s/ David Lichtenstein
David Lichtenstein
Chairman and Chief Executive Officer (Principal Executive Officer)

Date: November 14, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)

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